UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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EXPRESSJET HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2005
To Our Stockholders:
      On behalf of our Board of Directors, we are pleased to invite you to attend the ExpressJet Holdings, Inc. 2005 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Westin Galleria, 5060 West Alabama, Houston, Texas on Wednesday, May 11, 2005, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.
      Please vote by Internet or telephone proxy as described in the attached proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy in the envelope provided. We look forward to seeing you in Houston.

Sincerely,

James B. Ream
President and Chief Executive Officer

EXPRESSJET HOLDINGS, INC.
1600 Smith Street, HQSCE
Houston, Texas 77002

Notice of 2005 Annual Meeting of Stockholders
to be held May 11, 2005

       The 2005 Annual Meeting of Stockholders of ExpressJet Holdings, Inc. will be held at The Westin Galleria, 5060 West Alabama, Houston, Texas on Wednesday, May 11, 2005, at 10:00 a.m., local time, for the following purposes:

1. To elect three Class I directors to serve terms expiring at the 2008 annual stockholders meeting;

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2005; and

3. To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.
      The holders of record of the company’s common stock at the close of business on March 23, 2005 are entitled to notice of and to vote at the meeting. The holder of the company’s special voting preferred stock is not entitled to vote its preferred stock at the meeting.

Sincerely,

Scott R. Peterson
Secretary
Houston, Texas
April 7, 2005
      Please authorize your proxy and direct your vote even if you plan to attend the meeting in person. You may do so by Internet or telephone as described in the attached proxy statement. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

EXPRESSJET HOLDINGS, INC.
1600 Smith Street, HQSCE
Houston, Texas 77002

PROXY STATEMENT
2005 Annual Meeting of Stockholders
to be held May 11, 2005

THE MEETING
Purpose, Place, Date and Time
      We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at the company’s 2005 annual stockholders meeting or any adjournment or postponement of that meeting (the “Meeting”). The Meeting will be held at The Westin Galleria, 5060 West Alabama, Houston, Texas on Wednesday, May 11, 2005, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, which are accompanied or preceded by a copy of our 2004 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 7, 2005.
Record Date; Stockholders Entitled to Vote; Quorum; Vote Required
      Holders of record of our common stock at the close of business on March 23, 2005, the record date, are entitled to notice of and to vote at the Meeting. At the close of business on the record date, ExpressJet had 54,409,428 shares of common stock and one share of special voting preferred stock outstanding.
      Subject to certain limitations on voting by non-U.S. citizens (defined below), each share of our common stock is entitled to one vote per share on the matters proposed. The sole share of our special voting preferred stock can be owned only by Continental Airlines, Inc. (or its successor) and its controlled affiliates and is entitled to the voting rights described in “Voting Rights and Principal Stockholders” below. The holder of the special voting preferred stock is not entitled to vote such preferred stock at the Meeting. However, Continental Airlines also owns 19.7% of our outstanding common stock and will be able to vote these shares at the Meeting.
      A quorum of stockholders (those holding a majority of the outstanding common stock and attending personally or represented by proxy) is necessary for a valid meeting. Abstentions and broker non-votes will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum. (Broker non-votes occur when brokers or other nominees who hold shares for another are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given.) Brokers are permitted to vote on the election of directors and the ratification of auditors without instructions from beneficial owners, so we do not anticipate any broker non-votes at the Meeting.
      Elections for directors are determined by a plurality of the votes cast. Accordingly, directors who receive the highest number of votes cast will be elected. Ratification of the appointment of independent auditors requires approval by a majority of the votes cast on the proposal. Abstentions (and any broker non-votes) will not be included in the number of votes cast on a matter and thus will not be taken into account in determining the approval of these proposals.

Voting of Proxies
      Although you may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this proxy statement, we would prefer that you instead vote by Internet or telephone if possible, which saves the company money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.
      Shares Held of Record. Stockholders with shares registered in their names at Mellon Investor Services LLC, our transfer agent and registrar, may authorize a proxy by Internet at the following Internet address: http://www.proxyvoting.com/xjt, or telephonically by calling Mellon at 1-866-540-5760. Proxies submitted through Mellon by Internet or telephone must be received by 11:59 p.m. Eastern time on May 10, 2005. Giving such a proxy will not affect your right to vote in person if you decide to attend the Meeting.
      Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program (separate from that offered by Mellon Investor Services) that also permits stockholders to direct their vote by Internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by Internet or telephone by following the instructions on their enclosed voting form. Votes directed by Internet or telephone through such a program must be received by 11:59 p.m. Eastern time on May 10, 2005. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Meeting; however, you must first request a legal proxy either on the Internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by Internet or by telephone with respect to your shares.
      The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.
Revocation of Proxies
      You can revoke your proxy before it is exercised at the Meeting in any of three ways:

•	by submitting written notice to our Secretary before the Meeting that you have revoked your proxy;

•	by timely submitting another proxy by Internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.
Expenses of Solicitation
      ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by Internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation therefor, and by Mellon Investor Services, which the company has retained to assist in soliciting proxies for a fee estimated not to exceed $2,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Meeting
      At the Meeting, we will act only on the matters indicated on the accompanying Notice and procedural matters related to the Meeting.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.
VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS
      We have two classes of voting securities outstanding — common stock, which is entitled to one vote per share (subject to certain limitations on voting by non-U.S. citizens), and special voting preferred stock, which is entitled to the voting rights described below.
      One share of a series of our preferred stock called special voting preferred stock is currently authorized, designated and outstanding and is owned by Continental Airlines. Only Continental (or its successor) and its controlled affiliates may own this share of stock and, so long as they own 10% or more of our outstanding common stock, they are entitled to elect one member of our board of directors. Continental currently owns 19.7% of our common stock. Once its holdings drop below 10%, we plan to redeem the special voting preferred stock and this right will terminate; however, Continental will still have the right to designate a director to our board pursuant to the capacity purchase agreement under which we provide regional jet service to Continental.
      The holder of the special voting preferred stock may act by written consent with respect to the election of directors. The director elected by this stock will serve until the earlier of his death, resignation, removal or the termination of his term of office. A vacancy in the directorship elected by the special voting preferred stock may be filled only by the vote of the holder of the special voting preferred stock. The director elected by the holder of the special voting preferred stock may be removed without cause only by the holder of such stock, or for cause upon the vote of the holders of 80% of our outstanding common stock.
      The following actions may not be taken without the approval of the holder of the special voting preferred stock, voting as a separate class:

•	the reclassification, change, conversion, alteration or amendment (other than through a stock split, stock dividend, subdivision or combination of shares) of our common stock;

•	any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provisions of our certificate of incorporation that would adversely affect the holder of the special voting preferred stock;

•	the amendment, alteration or repeal (whether by merger, consolidation or otherwise) of the provisions of our certificate of incorporation relating to the voting rights of our common stock and the size of our board of directors; and

•	any amendment, alteration or repeal of the rights, preferences and powers of the special voting preferred stock.
      Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as the company’s wholly owned subsidiary, ExpressJet Airlines, Inc., may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Consequently, the company must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each partner of which is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-

thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States.
      Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on this stock record if the amount so registered would exceed United States foreign ownership restrictions.
Beneficial Ownership of Common Stock by Certain Persons
      The following table sets forth, as of April 1, 2005 (except as noted below), information available to us with respect to persons that beneficially own more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class

Continental Airlines, Inc.(1)	Common Stock	10,729,875	19.7%
1600 Smith Street, Dept. HQSEO Houston, TX 77002
	Special Voting Preferred Stock	1	100%
Barclays Global Investors, NA(2)	Common Stock	7,064,462	13.0%
45 Fremont Street San Francisco, CA 94105
State Street Bank & Trust Company(3)	Common Stock	6,579,093	12.1%
1 Lincoln Street Boston, MA 02110
FMR Corp.(4)	Common Stock	3,670,806	6.7%
82 Devonshire Street Boston, MA 02109

(1)	Based on a Form 4 filed on January 7, 2005. Pursuant to a Schedule 13G/A dated February 17, 2004, Continental reported that it has sole voting and dispositive power over all such shares.

(2)	Pursuant to a Schedule 13G dated February 14, 2005, Barclays Global Investors, N.A. (together with certain of the following related entities — none of which beneficially owned 5% or more of our outstanding common stock: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited) reported that it had sole voting power as to 6,657,676 and sole dispositive power as to 7,064,462 shares of our common stock as of December 31, 2004.

(3)	Pursuant to a Schedule 13G/A dated February 9, 2005, State Street reported that it has sole voting and dispositive power over 5,646,500 shares of our common stock as investment manager for the defined benefit plan trust of Continental Airlines. It also reported having sole dispositive power over an additional 932,593 shares and sole voting power over 467,404 of those shares in various fiduciary capacities on behalf of other parties.

(4)	Pursuant to a Schedule 13G dated February 14, 2005, FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson reported that FMR Corp. and Mr. Johnson, through their control of FMR’s wholly owned subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, had sole voting power as to 382,000 shares and sole dispositive power as to

3,288,806 shares of our common stock. The Schedule 13G also states that Fidelity Management & Research Company, as a result of acting as investment adviser to various investment companies, is the beneficial owner of 3,288,806 shares or 6.0%, of our common stock, and that the Fidelity Low Priced Stock Fund is the beneficial owner of 2,926,206 or 5.4% of our common stock. The address of each such owner is 82 Devonshire Street, Boston, Massachusetts 02109. The 13G indicates that neither FMR nor Mr. Johnson, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. The 13G indicates that none of the other reporting entities own 5% or more of our common stock. According to the Schedule 13G, Mr. Johnson and Ms. Johnson and various family members, through their ownership of FMR Class B common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR Corp.

Beneficial Ownership of Common Stock by Directors and Executive Officers
      The following table shows, as of April 1, 2005, the number of shares of our common stock beneficially owned by each of our current directors and nominees, our executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group. Except as indicated below, each individual listed below has sole voting and dispositive power over the shares beneficially owned by such individual.

	Amount and Nature of
Name of Beneficial Holder	Beneficial Ownership		Percent of Class

George R. Bravante, Jr.	4,000	(1)	*
Janet M. Clarke	14,000	(2)	*
Frederick S. Cromer	103,750	(3)	*
Kim A. Fadel	12,000	(4)	*
Jerry E. Losness	107,250	(3)	*
C.D. McLean	9,000	(5)	*
Scott R. Peterson	33,750	(6)	*
James B. Ream	273,750	(7)	*
Richard Reitz	4,000	(1)	*
Thomas E. Schick	14,000	(2)	*
L.E. Simmons	21,500	(2)	*
Richard F. Wallman	9,000	(5)	*
All executive officers and directors as a group (12 persons)	606,000	(8)	*

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes 2,000 shares that may be purchased under options exercisable within 60 days.

(2)	Includes 12,000 shares that may be purchased under options exercisable within 60 days.

(3)	Includes 86,250 shares that may be purchased under options exercisable within 60 days.

(4)	Represents shares that may be purchased under options exercisable within 60 days.

(5)	Includes 7,000 shares that may be purchased under options exercisable within 60 days.

(6)	Includes 18,750 shares that may be purchased under options exercisable within 60 days.

(7)	Includes 211,250 shares that may be purchased under options exercisable within 60 days.

(8)	Includes 468,500 shares that may be purchased under options exercisable within 60 days.

GENERAL INFORMATION
Board of Directors
      Our board of directors currently consists of nine persons, six of whom have been affirmatively determined by the board to be independent and to have no material relationship with the company or its management under the standards set forth in the Corporate Governance Guidelines adopted by our board and the applicable rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). The directors determined to be independent under these standards are Ms. Clarke, and Messrs. Bravante, Fadel, Schick, Simmons and Wallman. Messrs. McLean, Ream and Reitz are not considered independent because of Mr. McLean and the spouse of Mr. Reitz serving within the last three years as executives of Continental Airlines and Mr. Ream’s current service as an executive of the company. The Guidelines are available on our website at www.expressjet.com and are available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As to independence, the Guidelines provide as follows:

“The Board defines ‘independent director’ in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. Because it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship to a listed company, the Board is responsible for affirmatively determining that each independent director has no material relationship with the Company or its affiliates (either directly as a partner, stockholder or officer of an organization that has a relationship with the Company). A relationship will be considered ‘material’ if in the judgment of the Board it would interfere with the director’s independent judgment, and the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.”
Board Meetings, Attendance and Communications
      Regular meetings of our board of directors are typically held four times per year, and special meetings are scheduled when required. The board held five meetings in 2004. During 2004, each director attended at least 75% of the aggregate of the total number of meetings of the board and each committee of which he or she was a member, which were held during the period that person was a director or committee member. Although we have no formal policy relating to directors’ attendance at the annual stockholders meeting, the annual meeting of our board typically follows the stockholders meeting and it is anticipated that directors will attend both meetings. Eight of our directors attended our 2004 stockholders meeting and one was unable to attend.
      The board of directors met in executive session twice in 2004 (i.e., a session not including any management directors) and, in accordance with the board’s Corporate Governance Guidelines, will do so each year. In addition, as contemplated in the Guidelines, a session of the independent directors was also held in 2004. As set forth in the Guidelines, the director that presides at these sessions rotates among the non-management members of the board in order of seniority (or age in the case of directors of equal seniority).
      Stockholders or others desiring to communicate directly with the non-management directors or with any individual director may direct their correspondence to the director(s) at the company’s address set forth above or may do so electronically at the following email address: xjtinternalaudit@expressjet.com. (Please indicate in the subject line which directors are the intended recipients.) The company’s Secretary reviews all such correspondence and regularly forwards it to the pertinent directors if it relates to the functions of the board or its committees. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the board’s Audit Committee.

Committees of the Board
      Audit Committee. The committee met eight times in 2004 and is comprised of four directors determined by the board to be independent and financially literate (as defined in applicable SEC and NYSE rules): Mr. Wallman, who chairs the committee, Ms. Clarke and Messrs. Schick and Simmons. The board of directors has determined that Mr. Wallman qualifies as an audit committee financial expert (as defined in applicable SEC rules) and that his simultaneous service on the audit committees of three other public companies does not impair his ability to serve effectively on our Audit Committee.
      The board of directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As described in greater detail in the charter, the Audit Committee has responsibility to oversee the company’s accounting and financial reporting processes as well as reviews of our interim financial statements and audits of our annual financial statements. The committee has the authority to appoint and otherwise oversee the retention, independence, compensation and work of our independent auditors and to authorize any audit, audit-related or non-audit services that, in the committee’s discretion, are deemed appropriate. The committee reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. See “Report of the Audit Committee” below.
      Human Resources Committee. The committee met six times in 2004 and is comprised of four directors determined by the board to be independent (as defined in applicable NYSE rules): Ms. Clarke, who chairs the committee, and Messrs. Bravante, Fadel and Simmons. Pursuant to its charter, which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices, the committee has the authority to act on behalf of the board of directors with respect to all matters relating to the employment of senior officers by ExpressJet and its subsidiaries, including approval of compensation, benefits, incentives and employment agreements. See “Executive Compensation Report of the Human Resources Committee” below. The committee is also charged with overseeing the company’s general compensation structure and administering the company’s bonus, incentive and other compensation plans when so directed by the board.
      Nominating and Corporate Governance Committee. The committee, the charter of which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices, met five times in 2004 and is comprised of four directors determined by the board to be independent (as defined in applicable NYSE rules): Mr. Fadel, who chairs the committee, Ms. Clarke and Messrs. Schick and Wallman. The committee is responsible for identifying individuals qualified to become members of the board of directors and recommending the slate of directors to be nominated by the board at the annual meeting of stockholders or any director to fill a vacancy on the board. The committee will consider nominations from stockholders; any stockholder desiring to submit a nomination to the committee, should send the recommendation, together with appropriate background and contact information, to the Secretary of the company at the company’s address set forth above. Please refer to “2006 Annual Meeting” below for information regarding submitting a nomination for the 2006 Annual Meeting of Stockholders.
      The director-qualification criteria established in the Corporate Governance Guidelines include the following and are applied by the committee to candidates nominated by stockholders and those originating with the board:

(a) reputation, integrity and (for non-management directors) independence;

(b) business, government or other professional experience and acumen;

(c) the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the company;

(d) diversity;

(e) knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company’s operational environment;

(f) age (it being the policy of the company that no person shall be nominated by the board to serve as a director, or be elected by the board to fill a vacancy on the board, if that person is, or would be on the date of his or her election, age 70 or older);

(g) tenure as a member of the company’s board; and

(h) the director’s history of attendance at board and committee meetings and the director’s preparation for and participation in such meetings (in the case of directors currently serving on the board).
Candidates may be identified by the committee through current board members, stockholders or other persons. These candidates, including those recommended by stockholders, are evaluated according to the criteria described above at regular or special meetings of the committee, and may be considered at any time during the year. If any materials are provided by a candidate or other party in connection with the nomination of a director candidate, such materials are reviewed by the committee in evaluating that candidate.
      In addition, the committee recommends the directors to be appointed to committees of the board (other than the committee itself), including in the event of vacancies, the compensation and benefits of non-management members of the board. The committee developed, and the board adopted, the Corporate Governance Guidelines discussed above. The committee also oversees the evaluation of the performance of the board and its committees.
Compensation of Directors
      Members of the board of directors who are not employees of the company or Continental Airlines (“outside directors”) receive an annual retainer of either $30,000 per year, $40,000 if they chair a committee of the board, $50,000 if they are determined by the board to qualify as an audit committee financial expert (and are elected to the Audit Committee), or $60,000 if elected chairman of the board.
      Outside directors receive meeting fees for board and committee meetings (other than Audit Committee meetings physically attended) as follows: $2,000 for each meeting physically attended ($3,000 for the chairman of the board or the particular committee, as applicable), and $1,000 for telephonic board and $500 for telephonic committee participation. Audit Committee members receive $5,000 for each meeting of the committee physically attended ($7,500 for the chairman).
      Outside directors also receive 2,000 restricted shares of our common stock and stock options to purchase 2,000 shares of such stock upon their initial election to the board and following each annual meeting of stockholders. The options bear exercise prices equal to the fair market value of the stock on the grant date. Both the restricted shares and options have historically vested six months following their award.
      In addition, outside directors receive flight benefits on our flights during their term as a director, including access to Continental Airlines’ Presidents Clubs, elite status in Continental’s frequent flyer program and positive space travel on our flights by the director, the director’s family and a limited number of other individuals (which is taxable to the director, subject to our reimbursement of some of the taxes). During 2004, the value we imputed to the use of these flight benefits, including the tax reimbursement, varied by director, but did not exceed $3,100 for any of these directors. In addition, outside directors receive passes permitting a certain amount of positive space travel, as well as space available travel, on Continental at no cost to ExpressJet. The spouses of three of our directors and six of our officers attended a dinner in 2004 in connection with a meeting of our board. No additional travel or lodging expenses were incurred as a result of their attendance at this dinner and other costs incurred were nominal.
      Non-outside directors receive reimbursement of expenses incurred in attending meetings. No member of our board of directors was paid any compensation in 2004 for his services as a director of the company other than the standard compensation arrangement for directors and reimbursements of expenses.

Executive Officers
      The following table sets forth information with respect to our executive officers:

Name, Age and Position	Term of Office and Business Experience

JAMES B. REAM, age 49, President, Chief Executive Officer and Director	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. He joined Continental Airlines in 1994 as Vice President — Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President — Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, he held various positions within the finance department of American Airlines, Inc.
FREDERICK S. CROMER, age 40, Vice President and Chief Financial Officer	Mr. Cromer has been Vice President and Chief Financial Officer since July 1997. He was Staff Vice President — Fleet Planning for Continental Airlines from 1995 to 1997. Prior to joining Continental Airlines, Mr. Cromer held various finance and fleet planning positions within Northwest Airlines.
JERRY E. LOSNESS, age 65, Vice President and Chief Operating Officer	Mr. Losness has been Vice President and Chief Operating Officer since February 1996. He was Senior Vice President and General Manager from 1993 to 1995, Regional Vice President of the Houston hub from 1992 to 1993 and Chief Financial Officer from October 1990 to 1992.
SCOTT R. PETERSON, age 43, Vice President, General Counsel and Secretary	Mr. Peterson has been Vice President, General Counsel and Secretary since October 2003. Prior to joining our company, he was employed by Continental Airlines as Managing Attorney — Corporate and Assistant Secretary from 2001 to 2003 and Managing Attorney — Corporate and Latin America and Assistant Secretary from 1995 to 2001. In these positions, he had significant responsibility for general corporate matters, SEC reporting and Latin American legal affairs.

Compensation of Executive Officers
      The following tables set forth the aggregate amount of remuneration we paid during 2004, 2003 and 2002 to the chief executive officer and our other executive officers and specified information relating to shares of restricted stock and stock options awarded to these employees.
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Compensation(2)	Awards(3)	Options	Payouts	Compensation

James B. Ream	2004	$408,004	$264,000	$27,171	$126,600	25,000	$—	$28,111	(4)
President and	2003	408,004	264,000	31,942	—	35,000	—	24,742
Chief Executive	2002	408,004	264,000	6,915	—	250,000	—	18,645
Officer
Frederick S. Cromer	2004	$257,926	$125,582	$26,063	$94,950	15,000	$—	$13,721	(4)
Vice President and	2003	215,374	104,519	24,799	—	30,000	—	13,119
Chief Financial	2002	213,973	103,758	16,440	—	90,000	—	10,570
Officer
Jerry E. Losness	2004	$226,628	$110,138	$50,144	$94,950	15,000	$—	$46,009	(4)
Vice President and	2003	211,912	101,970	23,474	—	30,000	—	39,837
Chief Operating	2002	208,758	101,228	11,159	—	90,000	—	31,293
Officer
Scott R. Peterson	2004	$209,850	$90,750	$37,336	$94,950	15,000	$—	$19,996	(4)
Vice President,	2003	30,027	79,200	1,900	—	60,000	—	3,488
General Counsel and Secretary(5)

(1)	Effective April 1, 2005, the base salary of each of the executives was reduced as discussed below in the Executive Compensation Report of the Human Resources Committee.

(2)	Represents the value of travel benefits and a corresponding tax adjustment provided to executives. For Mr. Ream, the value of the travel benefit was $16,302, $19,165 and $4,149 for 2004, 2003 and 2002, respectively, and the tax adjustment was $10,869, $12,777 and $2,766. For Mr. Cromer, the value of the travel benefit was $15,637, $14,879 and $9,864 for 2004, 2003 and 2002, respectively, and the tax adjustment was $10,426, $9,920 and $6,576. For Mr. Losness, the value of the travel benefit was $30,086, $14,084 and $6,695 for 2004, 2003 and 2002, respectively, and the tax adjustment was $20,058, $9,390 and $4,464. For Mr. Peterson, the value of the travel benefit was $22,401 and $1,140 for 2004 and 2003, respectively, and the tax adjustment was $14,935 and $760.

(3)	Determined based on the closing price of the common stock on the date the restricted shares were granted. At the end of 2004, the number of restricted shares held by Messrs. Ream, Cromer, Losness and Peterson was 10,000, 7,500, 7,500 and 7,500, respectively, and the year-end values of the shares were $128,800, $96,600, $96,600 and $96,600, respectively, based on the December 31, 2004 closing price of the common stock of $12.88. Although we have paid no dividends on our common stock, any dividends would be payable upon both vested and non-vested shares. The shares shown are scheduled to vest in 25% increments on each of May 5, 2005, 2006, 2007 and 2008.

(4)	Represents (i) matching contributions to 401(k) plan for each of Messrs. Ream, Cromer, Losness and Peterson in the amount of $14,350, $12,300, $16,400 and $10,550, respectively, and (ii) allocations (including deemed interest on these allocations) on behalf of such individuals to the company’s supplemental retirement plan in the amounts of $13,761, $1,421, $29,609 and $9,416, respectively.

(5)	Mr. Peterson joined the company in October 2003.

Option Grants During 2004

	Individual Grants

		Percentage of
	Number of	Total Options
	Securities	Granted to	Exercise		Grant Date
	Underlying	Employees in	Price	Expiration	Present
Name	Options Granted(1)	Fiscal Year	($/Share)	Date	Value(2)

James B. Ream	25,000	16.1%	$12.66	5/5/11	$215,925
Frederick S. Cromer	15,000	9.6%	12.66	5/5/11	129,555
Jerry E. Losness	15,000	9.6%	12.66	5/5/11	129,555
Scott R. Peterson	15,000	9.6%	12.66	5/5/11	129,555

(1)	Stock options vest 25% on each anniversary of the grant date until fully vested.

(2)	Present value is determined by using the Black-Scholes option pricing model. The material assumptions and adjustments incorporated into the Black-Scholes model in making such calculations include a weighted average risk-free interest rate of 3.3%, dividend yield of 0%, expected remaining life of the stock option grant of 7 years and expected volatility representing the annualized standard deviation of daily returns of our company and companies comparable to us of 69.5%. The ultimate values of the options will depend on the future market prices of the common stock. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the difference between the market value of the common stock on the date the option is exercised and the applicable exercise price.
Aggregated Option Exercises in 2004 and Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End		at Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James B. Ream	—	—	133,750	176,250	$12,163	$41,988
Frederick S. Cromer	—	—	52,500	82,500	10,425	34,575
Jerry E. Losness	—	—	52,500	82,500	10,425	34,575
Scott R. Peterson	—	—	15,000	60,000	—	3,300

(1)	Determined based on the $12.88 closing price of our common stock on December 31, 2004.
Employment Agreements
      We have an employment agreement with Mr. Ream which provides for an annual base salary of $320,000, which may be adjusted from time to time by agreement of the parties, and participation in any cash bonus program maintained by us at or above the maximum level made available to any other executive. The agreement has a term of three years and automatically renews for additional three-year periods, unless notice of non-renewal is given by either party at least six months prior to the end of a term. The agreement also provides that if any payment or benefit Mr. Ream receives from us, whether pursuant to the employment agreement or otherwise, becomes subject to an excise or other special additional tax (including any interest, taxes or penalties imposed with respect to such taxes), we will make an additional gross-up payment to him to put him in the same after-tax position that he would have been had no such taxes been imposed.
      We may terminate the employment agreement upon Mr. Ream’s death or incapacity, for cause or a material breach of the agreement or for any other reason determined by our board of directors. Mr. Ream may terminate his employment upon the assignment to him of duties materially inconsistent with the duties associated with his position, material diminution in the nature or scope of his authority, conduct by us that prevents him from performing his duties, our requiring him to be permanently based outside a major urban center in Texas, actions by us that materially adversely affect the corporate amenities enjoyed by him, our material breach of the agreement or any other reason in his sole discretion.
      If the employment agreement is not renewed at the end of a term, Mr. Ream terminates his employment with us for any reason or if we terminate the employment agreement for any reason other than for cause or Mr. Ream’s breach of the agreement, he is entitled to flight and health and other welfare benefits for the remainder of his lifetime. Mr. Ream would also be entitled to immediate vesting of all stock options and shares of restricted stock and the ability to exercise any stock options for 30 days following the termination, a cash termination payment (as described below), outplacement services for a period of 12 months and payment of any amounts owed but unpaid under the terms of any of our plans or programs if his employment is terminated:

•	by us delivering written notice that the term of the agreement will not be automatically extended;

•	by us, unless his employment is terminated for cause, as a result of his material breach of the agreement which, if correctable, is not corrected within 30 days of notice, or his death or incapacity;

•	by him due to the assignment of duties materially inconsistent with the duties associated with his position or a material diminution in the nature or scope of his authority, responsibilities or title;

•	by him due to the occurrence of material conduct by us that prevents him from performing his duties and responsibilities;

•	by him as a result of our requiring him to be permanently based anywhere outside a major urban center in Texas;

•	by him as a result of action by us that materially adversely affects the corporate amenities enjoyed by him on the effective date of the agreement; or

•	by him as a result of a material breach of the agreement by us, which, if correctable, remains uncorrected for 30 days following notice of the breach.
If Mr. Ream’s employment is terminated by the Company as a result of his death or incapacity, then all options and restricted shares will immediately vest and options will be exercisable for 30 days from termination or such longer period as provided under the terms of the awards.
      Any termination payment owed to Mr. Ream would equal the product of 225% of his base salary in effect immediately prior to his termination of employment and a fraction, the numerator of which is the number of months in the severance period and the denominator of which is twelve. The severance period is two years, except in the case of a termination of employment that occurs within two years after a change in control of our company, in which case the severance period is three years.
      In connection with entering into his employment agreement, Mr. Ream has agreed that he will not, in any geographic area or market where we conduct business or have conducted business during the previous 12 months (other than serving as a director, officer, employee, consultant or advisor of a major mainline airline so long as his duties are principally related to the business of such airline other than the provision of regional airline services):

•	engage in the regional airline business in the United States;

•	render any advice or services to, or otherwise assist, any person engaged in any regional airline business in the United States; or

•	induce any of our employees to terminate his or her employment with us or hire or assist in the hiring of any such employee.

These noncompetition obligations will extend until the second anniversary of his termination of employment (or the third anniversary of such termination if he is entitled to a termination payment based on a severance period of three years).
      We have also entered into employment agreements with Messrs. Cromer, Losness and Peterson with rights and obligations substantially similar to those in our agreement with Mr. Ream. However, these agreements are at-will and may be terminated by the executive or by us at any time. They also differ from Mr. Ream’s agreement in the following respects:

•	the base salaries are as follows — Mr. Cromer: $239,200, Mr. Losness: $207,000, Mr. Peterson: $193,200;

•	the severance period is limited to two years;

•	any termination payments would equal 200% of the sum of the executive’s annual base salary and target bonus for the year of termination;

•	the agreements do not provide for early vesting of restricted stock or stock option awards;

•	post-termination health and other welfare benefits are limited to the severance period; and

•	no tax gross-up is provided in the event an excise tax would result from any payments to the executive in connection with a change of control or a termination; rather payments would be reduced until no such tax would be triggered.
Supplemental Retirement Plan
      We maintain a Supplemental Retirement Plan, a nonqualified, unfunded deferred compensation plan under which we provide retirement and termination benefits to certain management or highly compensated employees, including the executive officers named in the Summary Compensation Table. The plan was designed to compensate participants, based on applicable actuarial assumptions and the participant’s age, for the benefits lost by no longer participating in Continental Airlines’ pension plan. Under this plan, we maintain for each participant an account to which hypothetical contributions and interest amounts are credited. On the last day of each calendar year, we credit a hypothetical contribution to each participant’s account equal to a specified percentage of the participant’s base salary (including any portion of base salary deferred) and a hypothetical interest amount equal to 8% of the account balance as of the first day of such calendar year. The actual annual contributions credited for 2002, 2003 and 2004 have been included under the “All Other Compensation” column of the Summary Compensation Table. Our Human Resources Committee may, at any time on a prospective basis, change a participant’s specified compensation percentage with respect to a calendar year and the rate of interest to be credited to a participant’s account. The following table shows the percentage of the executives’ base salaries deemed contributed to the plan annually and the aggregate account balances for each named executive officer as of December 31, 2004:

	Percentage of Base	Aggregate
	Salary Allocated	Account
Name	Annually	Balance

Mr. Ream	3.00%	$35,772.53
Mr. Cromer	0.50%	$3,332.29
Mr. Losness	11.75%	$72,930.33
Mr. Peterson	4.50%	$11,103.75
      Any amounts credited to a participant’s account will be forfeited if such participant terminates employment for any reason other than death, disability or retirement prior to the fifth anniversary of such participant’s first day of employment with us. A participant’s account would be fully vested upon the termination of employment by reason of death, disability or retirement or the occurrence of a change of control. The amounts credited to a participant’s account will be distributed in the form of a lump-sum payment as soon as reasonably practicable following the participant’s termination or a change in control, as applicable.
Securities Authorized for Issuance under Equity Compensation Plans

Number of Securities
	Number of Securities to	Weighted Average	Remaining Available for
	be Issued upon Exercise	Exercise Price of	Future Issuance
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights(1)	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Plans approved by securityholders	1,401,500	$15.12	1,662,750
Plans not approved by securityholders	—	—	—

Total	1,401,500		1,662,750

(1)	Includes shares underlying options issued pursuant to our 2002 Stock Incentive Plan.
Performance Graph
      The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the American Stock Exchange Airline Industry Index, the Russell 2000 Index and the New York Stock Exchange Composite Index as if $100 were invested in our common stock and each of those indices on April 18, 2002.

	4/18/02	12/31/02	12/31/03	12/31/04

ExpressJet Holdings, Inc.	$100.00	$64.06	$93.75	$80.50
American Stock Exchange Airline Industry Index	$100.00	$38.77	$61.33	$60.04
Russell 2000 Index	$100.00	$73.87	$107.39	$125.65
New York Stock Exchange Composite Index	$100.00	$79.75	$102.72	$115.64

Executive Compensation Report of the Human Resources Committee

General Compensation Strategy
      In 2004, the Human Resources Committee of the board continued the compensation strategy previously described to stockholders. The cornerstones of that strategy are to:

•	appropriately link compensation levels with the creation of stockholder value;

•	provide total compensation packages capable of attracting, motivating and retaining employees of outstanding talent;

•	create total compensation that is competitive with other companies in our industry and in the marketplace; and

•	focus on variable pay to incentivize improved performance.
In attempting to structure competitive executive compensation packages, we use available marketplace compensation data for other U.S. airlines of comparable size, including SkyWest Airlines, which is included in the airline industry index shown in the performance graph above. Since the company primarily competes for executive talent with companies other than airlines, we also use data from some non-airline companies whose historical revenue is comparable to the company’s. The elements of compensation that we and our compensation consultants typically consider include base salaries, annual incentive compensation and long-term incentive compensation.
      We seek to link executives’ incentives to ExpressJet’s performance through:

•	the company’s Management Bonus Plan, which pays an annual cash bonus to executives and other key employees if the company achieves the financial target established each year by the committee; and

•	the company’s 2002 Stock Incentive Plan (approved by stockholders at the 2003 annual meeting), pursuant to which we may award stock options and restricted stock.
      In conducting these programs, we are guided by section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly held companies tax deductions, in certain circumstances, for annual compensation exceeding $1 million paid to their chief executive officer or any of their four other most highly compensated executives. No deduction is permitted for such compensation unless it is based on performance criteria established by a committee of outside directors and approved by a company’s stockholders. The stock options awarded under our 2002 Stock Incentive Plan were designed to qualify as performance-based compensation under section 162(m). In addition, although the bonuses available under the Management Bonus Plan were not so designed, such bonuses will not exceed $1 million based on current salary levels. The committee has the authority to approve compensation or changes to plans, programs or awards in the future that could cause the compensation or awards not to qualify for tax deductions under section 162(m).
      The committee has engaged independent consultants to provide data on compensation levels and practices in the industry and in the marketplace in general, and otherwise to advise the committee on the formulation of the compensation program. However, the consultants do not participate in the committee’s decision-making process.
      Base Salaries. We believe it is imperative that the company maintain executive salaries within a competitive market range in order to attract and retain highly talented executives. In reviewing the competitiveness of such salaries, we take into consideration the nature and level of the applicable executive positions, the labor markets from which qualified individuals are recruited, and the companies and industries competing for our executives. Base salary levels also depend on the performance of individual executives over time. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.
      Incentive Compensation. We also believe that appropriate base salaries must be coupled with incentives that not only help attract and retain qualified employees, but reward them for improved performance. The Management Bonus Plan was designed to provide incentives to management to achieve, or surpass, the operating performance goal set by the committee each year. In addition, we seek to link compensation to the performance of the company’s common stock to align employees’ interests with those of stockholders. We use stock-based awards under the 2002 Stock Incentive Plan not only to enhance the performance of the company’s executive officers and other key employees in a manner consistent with stockholders’ interests, but also as a tool to retain management in the face of employment opportunities and recruiting efforts from other companies. Stockholders also approved an employee stock purchase plan in 2003 that is designed to encourage all of the company’s employees to identify their interests with those of stockholders and to enhance ExpressJet’s performance. Together with profit sharing and certain on-time arrival bonuses for which participants in the Management Bonus Plan are not eligible, we believe that incentives play a significant part in ExpressJet’s performance and success.

2004 Executive Compensation
      Base Salaries. In 2004, we reviewed certain available marketplace compensation data and the compensation packages of certain of the company’s executive officers in order to determine the competitiveness of the company’s overall executive base salaries and annual incentive compensation levels with those of the company’s industry peers and other companies with similar revenues. This review indicated that the company’s overall executive base salaries and annual incentive levels were competitive with market average levels, that long-term incentives were below market average, and total direct compensation levels were below market average levels. We determined that the base salaries of certain executive officers should be increased to move them between the 50th and 75th percentiles of the market average. We believe that these increases made the base salaries more competitive in the marketplace.
      In 2004, the base salary of the chief executive officer was unchanged. Although pleased with the chief executive officer’s performance, the committee determined that, in light of industry conditions, especially among regional airlines, the chief executive officer’s base salary was competitive and would not be increased.
      Cash Incentives. Under the Management Bonus Plan, executives and other key employees are entitled to receive an annual cash bonus equal to a specified percentage of their base salary if actual operating income is at least 90% of the target operating income approved by the committee. Target bonuses range from 20-60% of base salary depending on the participant’s level of responsibility. Payment is made on a sliding scale of 90-110% of the target bonus based on the company’s financial performance in relation to the target operating income, as approved by the committee. The company exceeded its targets for 2004, and the participants in the plan received 110% of their target bonuses.
      The target bonus for the chief executive officer is 60% of his base salary. Since the company exceeded its 2004 target operating income by more than 10%, the chief executive officer received 110% of his target bonus or 66% of his base salary.
      Stock-based Incentives. In 2004, we noted the trend toward the increasing use of restricted stock in providing long-term incentives to employees and directors, with less emphasis on stock options, due in part to recent changes in accounting rules which require companies to recognize the cost of awarding stock options. We determined that restricted stock would be less dilutive than stock options and would better align the interests of directors and officers with those of stockholders. We observed that the company’s equity awards to executives were well below the market average and the company’s industry peers. As a result of our review and consistent with our compensation strategy, instead of relying solely on stock options, we awarded a combination of stock options and restricted stock during 2004 to officers and key employees. The options bore seven-year terms and were scheduled to vest ratably over four years. The restricted stock was scheduled to vest ratably over four years.

      Consistent with our compensation strategy, we awarded a combination of stock options and restricted stock during 2004 to the chief executive officer which bore the same term and vesting provisions as those granted to other executives.

2005 Executive Compensation Adjustments
      In light of industry conditions, such as record oil prices and pay reductions at numerous major airlines (including Continental Airlines, the company’s sole customer), and as part of the committee’s annual review of the executive compensation structure, we determined to implement certain incentive-based compensation adjustments in order to shift a greater portion of the executives’ compensation to equity-based variable remuneration. The committee worked closely with its independent compensation consultant and legal advisers in making its decision. Effective April 1, 2005, the base salary of the chief executive officer was reduced 20%, and the base salaries of the other executive officers were reduced 8%. In connection with these reductions in base salary, each of the executives received a grant of stock options and restricted stock. The options have an exercise price equal to the fair market value of our common stock on the date of grant, have seven-year terms, and are scheduled to vest in 25% annual installments beginning April 1, 2006. The restricted stock is scheduled to vest in 33 1/3% annual installments beginning April 1, 2006. We believe that the base compensation of the executive officers remains competitive and that the equity awards we have made will provide appropriate incentives to management to navigate the current challenges in the industry and to remain with the company.

Respectfully submitted,

Human Resources Committee

Janet M. Clarke, Chair
George R. Bravante, Jr.
Kim A. Fadel
L.E. Simmons
Compensation Committee Interlocks and Insider Participation
      As described above, the Human Resources Committee of the board of directors is composed of Ms. Clarke and Messrs. Bravante, Fadel and Simmons, each of whom has been determined by the board to be independent. None of these directors is or has been in the past an officer or employee of the company or any of its subsidiaries and none has any interlocking or other relationship with the company or its management requiring disclosure.
Certain Relationships and Related Transactions
      Continental Airlines currently holds 19.7% of our common stock and is able to significantly influence (and even control in some cases) the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers. Continental also owns the sole share of our special voting preferred stock, which provides it with the right to elect one member of our board of directors so long as it (or its successor) and controlled affiliates own at least 10% of our common stock.
      As of December 31, 2004, we had $98.8 million of indebtedness outstanding under a note payable to Continental, an amount equal to approximately 18.2% of our total consolidated assets. During 2004, we made payments of principal and interest on the note in the aggregate amount of $98.8 million. An interest payment of approximately $0.9 million is due on March 31, 2005, and principal and interest payments of $27.9 million are due quarterly beginning on June 30, 2005 until March 31, 2007, subject to prepayment.
      We derived substantially all of our revenue in 2004, and currently expect to derive substantially all of our revenue in 2005, from payments for services we provide under our capacity purchase agreement with

Continental, which is described below. Our total revenue for the year ended December 31, 2004 was $1.5 billion, an amount equal to approximately 15.5% of Continental’s consolidated gross operating revenues for 2004.
      Under the capacity purchase agreement, Continental purchases all of our capacity and pays us specified rates per scheduled block hour for our aircraft together with certain incentive payments and reimbursements. Continental controls scheduling, ticket prices and seat inventories with respect to our operations, performs all sales and ticketing functions for us, and receives cash directly for the sale of our tickets. In connection with the capacity purchase agreement, we have also entered into various aircraft leases and subleases, a master facility and ground handling agreement, an administrative support and information services agreement and a fuel purchasing agreement with Continental.
      We currently lease or sublease all of our aircraft under long-term operating leases from Continental. We also lease or sublease, under various operating leases, substantially all of our ground facilities, including facilities at public airports, from Continental. Our total operating lease expense related to leases with Continental was approximately $291.6 million in 2004.
      Continental provides various services to us and charges us the rates specified in the capacity purchase agreement. In 2004, such charges included $106.5 million related to customer services such as ground handling, $13.8 million for other services including technology, transaction processing, treasury and risk management services, and $187.1 million for fuel and fuel taxes under our fuel agreement with Continental.
      In accordance with our tax agreement with Continental, to the extent we generate taxable income sufficient to realize additional tax deductions, we are required to pay Continental a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. We are required to pay Continental 100% of the first third of the anticipated tax benefit, 90% of the second third, and 80% of the last third. However, if the tax benefits are not realized by the end of 2018, we will be obligated to pay Continental 100% of any benefit realized after that date. The net payment we made to Continental during 2004 under the tax agreement was approximately $57.0 million.
      We have entered into various agreements for purposes of governing our ongoing relationship with Continental. These agreements include provisions relating to our employee benefit obligations, including flight travel benefits for employees of ExpressJet and Continental, the registration of the shares of our common stock held by Continental and the allocation of federal, state and local tax liabilities between us and Continental. All of these agreements, as well as the capacity purchase agreement and related operating agreements and leases described above, were made in the context of a parent-subsidiary relationship in which we were not separately advised by legal or financial advisors, and their terms may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.
Report of the Audit Committee
      The Audit Committee is comprised of four non-employee members of the board of directors. The board has reviewed any relationships that members of the Audit Committee may have with the company and its management, as well as their background and qualifications. The board has determined that the members of the committee are independent and financially literate and that Mr. Wallman qualifies as an audit committee financial expert, in each case, as those concepts are defined under applicable rules of the SEC and/or the NYSE.
      The committee has a written charter that is available on the company’s website at www.expressjet.com and is available in print to any stockholder who sends a written request to the company’s Secretary at our principal executive offices. The committee reviews the charter annually and reports to the board on its adequacy in light of applicable NYSE and SEC rules. The board has adopted the charter, consistent with those rules, and the company furnishes a written affirmation to the NYSE each year relating to the matters addressed in the foregoing paragraph and to the adequacy of the committee’s charter.

      As required by its charter, the committee has:

(a) reviewed and discussed with management and the company’s independent registered auditors the audited financial statements of the company as of and for the three years ended December 31, 2004, and the audit of internal controls over financial reporting as of December 31, 2004, included in the company’s annual report on Form 10-K;

(b) reviewed and discussed with the independent registered auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

(c) received from the independent registered auditors the written disclosures and the letter delineating all relationships between such auditors and the company and the other matters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”;

(d) reviewed and discussed with the independent registered auditors their independence; and

(e) recommended to the board, based on the foregoing reviews and discussions, that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.
      Throughout the year, the committee meets with various employees and has access to all of the company’s employees. In addition to meeting with the independent registered auditors, who are appointed by and report directly to the committee, the committee is authorized to and may from time to time retain outside legal, accounting or other advisors if it deems it necessary.
      During the last year, the committee discussed with the company’s internal and independent registered auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. In addition, the committee reviewed with the independent registered auditors their judgment as to the quality, and not just the acceptability, of the company’s accounting policies, and determined that the non-audit services provided by the independent registered auditors to the company are compatible with maintaining the independence of the independent registered auditors.
      Although the committee is charged with overseeing the company’s accounting and financial reporting processes and the audit of its financial statements, the charter makes clear that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered auditors are responsible for expressing an opinion on those financial statements and opinions on management’s assessment of internal control and the effectiveness of internal controls over financial reporting.
      We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on the representations of the independent registered auditors in their report on the company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our reviews and discussions with management and the independent registered auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with standards promulgated by the Public Company Accounting Oversight Board.

Respectfully submitted,

Audit Committee

Richard F. Wallman, Chairman
Janet M. Clarke
Thomas E. Schick
L.E. Simmons
Code of Ethics
      ExpressJet’s board has approved the “Principles of Conduct”, which are applicable to all directors, officers and employees of the company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Principles of Conduct are available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to the company’s Secretary at our principal executive offices. The company intends to post amendments to or waivers of this code for its directors and executive officers, including its principal executive officer and principal financial officer, and its principal accounting officer, at this location on its website.
Proposal 1:
ELECTION OF DIRECTORS
      It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the Meeting. We do not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Meeting, we anticipate that proxies will be voted for other nominees to be selected by the board of directors.
General
      Our board of directors currently consists of nine persons, three Class I directors with terms expiring at the Meeting, three Class II directors with terms expiring at the 2006 annual meeting of stockholders, two Class III directors with terms expiring at the 2007 annual meeting of stockholders, and one director elected by Continental Airlines as the holder of the special voting preferred stock to serve until the earlier of his death, resignation or removal, or the termination of his term of office. There is no family relationship between the nominees for director and any other director or executive officer.

      At the Meeting, stockholders will vote for the nominees for Class I director listed below. The terms of the Class I directors elected at the Meeting will continue until the annual meeting of stockholders in 2008 or until their respective successors have been duly elected and have qualified. The following table shows (i) the nominees’ names and ages, (ii) the period for which each has served as a director, (iii) all positions and offices with ExpressJet currently held by the nominees and their principal occupations and business experience during the last five years, (iv) other directorships held by the nominees and (v) the standing committees of the board of directors on which they serve.
Nominees to Serve Three-Year Terms Expiring at the 2008 Annual Meeting (Class I Directors)

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

JAMES B. REAM, age 49, President, Chief Executive Officer and Director (Executive Committee)	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. He joined Continental Airlines in 1994 as Vice President — Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President — Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, he held various positions within the finance department of American Airlines, Inc.

RICHARD REITZ, age 57, Director	Mr. Reitz has been a director since July 2004. He is a co-founder and partner of InsideOut-Culture to Customer, a consulting company, which began in April 2003. From 1995 to 1997, he was Vice President of Global Airline Sales at Electronic Data Systems, an information technology services company. After retiring from EDS, he was involved with personal aviation and the provision of charity flights, which activities continue. Mr. Reitz served for eight years as a pilot for the United States Navy and was also a pilot with Braniff Airlines. Mr. Reitz was originally appointed to our board by Continental Airlines as the holder of our special voting preferred stock. Following the reduction in Continental’s shareholdings and the number of directors it was entitled to designate to our board, he was nominated to fill the resulting vacancy by our Nominating and Corporate Governance Committee.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

THOMAS E. SCHICK, age 63, Director and Chairman of the Board (Audit Committee; Executive Committee; Nominating and Corporate Governance Committee)	Mr. Schick has been Chairman of the Board since September 2002 and a director since May 2002. Mr. Schick retired from The Boeing Company in June 2001. He held various positions with Boeing’s Commercial Airplanes Group from 1992 through 2001, including Executive Vice President and Deputy to the President and Executive Vice President of Commercial Aviation Services. Prior to Boeing, Mr. Schick’s positions included President and Chief Operating Officer of Midway Airlines, Senior Vice President Technical Operations of USAir Inc., and President and Chief Operating Officer of Piedmont Aviation, Inc., a commercial airline.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.
Continuing Directors
      The following describes current directors of the company whose terms will continue after the Meeting.
Directors Serving a Term Expiring at the 2006 Annual Meeting (Class II Directors)

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

GEORGE R. BRAVANTE, JR., age 46, Director (Executive Committee; Human Resources Committee)	Mr. Bravante has been a director since July 2004. He is the founder and General Partner of Bravante–Curci Investors, LP, a merchant bank focusing on real estate investments in California. He has held this position since 1996. From 1994-1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and President and Chief Operating Officer of American Real Estate Group, Inc. where he was primarily responsible for the strategic management, restructuring and disposition of assets. Mr. Bravante was originally appointed to our board by Continental Airlines as the holder of our special voting preferred stock. Following the reduction in Continental’s shareholdings and the number of directors it was entitled to designate to our board, he was nominated to fill the resulting vacancy by our Nominating and Corporate Governance Committee.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

JANET M. CLARKE, age 52, Director (Audit Committee; Human Resources Committee, Chair; Nominating and Corporate Governance Committee)	Ms. Clarke has been a director since May 2002. Ms. Clarke is the founder of Clarke Littlefield LLC (a marketing technologies advisory firm) and has served as its President since June 2003 and from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc. (an online auto finance company) (September 2002 to June 2003); Executive Vice President of Young & Rubicam Inc. (an advertising and media services company) and Chairman and CEO of its KnowledgeBase Marketing subsidiary (2000 to 2001); and Managing Director, Global Database Marketing at Citibank (1997 to 2000). Ms. Clarke is also a director of Cox Communications, Inc., eFunds Corporation and Forbes.com.

RICHARD F. WALLMAN, age 53, Director (Audit Committee, Chair; Nominating and Corporate Governance Committee)	Mr. Wallman has been a director since January 2004. He retired in July 2003, having served as Senior Vice President and Chief Financial Officer of Honeywell International Inc., and its predecessor, Allied Signal, Inc., since March 1995. Prior to joining Honeywell, Mr. Wallman held positions with IBM, Chrysler and Ford. Mr. Wallman is also a director of Ariba, Inc., Avaya Inc., Hayes Lemmerz International, Inc. and Lear Corporation.
Directors Serving a Term Expiring at the 2007 Annual Meeting (Class III Directors)

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

KIM A. FADEL, age 52, Director (Human Resources Committee; Nominating and Corporate Governance Committee, Chair)	Mr. Fadel has been a director since May 2002. He is currently Chief Counsel — Small Business Services for BellSouth Corporation, having held that position since 2000. Previously, he was Vice President, General Counsel and Secretary of BellSouth Communications Systems, Inc., a subsidiary of BellSouth Corporation, from 1994 to 2000, and held various other positions with BellSouth entities since 1986.

L.E. SIMMONS, age 58, Director (Audit Committee; Human Resources Committee)	Mr. Simmons has been a director since May 31, 2002. He is the founder of SCF Partners (a private investment firm), and has served as its President since 1989. He is the Chairman of the Board of Oil States International and a director of Zions Bancorporation.

Director Elected by the Holder of Special Voting Preferred Stock

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

C.D. MCLEAN, age 63, Director	Mr. McLean has been a director since May 1995. Mr. McLean retired in March 2003 as Executive Vice President and Chief Operating Officer of Continental, a position he had held since May 2001. Mr. McLean was Executive Vice President-Operations of Continental from 1996 to 2001.
Proposal 2:
RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS
      The Audit Committee of the board of directors desires to continue to engage the services of Ernst & Young LLP for the fiscal year ending December 31, 2005. Accordingly, the Audit Committee has reappointed Ernst & Young to audit the financial statements of ExpressJet and its subsidiaries for fiscal 2005 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider their appointment. Fees paid to Ernst & Young during the last two years were as follows:
      Audit Fees. Ernst & Young’s fees billed for professional services rendered for (i) the audit of the company’s consolidated financial statements included in our annual report on Form 10-K and management’s assessment of the effectiveness of its internal control over financial reporting in compliance with the Sarbanes-Oxley Act, (ii) reviews of the financial statements included in our quarterly reports on Form 10-Q and (iii) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings (such as comfort letters and consents) during 2004 and 2003 were $667,800 and $385,300, respectively.
      Audit-Related Fees. Audit-related fees billed by Ernst & Young during 2003 were $40,000 for consultation on accounting or disclosure treatment of various proposed transactions in accordance with regulatory interpretations, audits related to our benefit plans, and consultation on compliance with the Sarbanes-Oxley Act. No audit-related fees were incurred during 2004.
      Tax Fees. Tax fees billed by Ernst & Young during 2004 and 2003 totaled $52,920 and $71,856, respectively, for tax planning, review of federal, state, local and international income, franchise and other tax returns and miscellaneous tax related services.
      All Other Fees. All other fees billed by Ernst & Young during 2004 and 2003 were $2,029 and $2,685, respectively, to purchase the right to use its accounting and research tool.
      The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independent auditor’s independence, and determined that such non-audit services are compatible with the independence of Ernst & Young. The Audit Committee is required by its charter to approve all services to be provided to the company by the independent auditors. Beginning in 2003, this includes the pre-approval of (i) all audit services and (ii) any significant (i.e., not de minimis) non-audit services. The Audit Committee has delegated to its chairman, the authority to pre-approve certain of these services, which services are then presented to the full committee at its next regular meeting. All of the 2004 and 2003 fees discussed above were pre-approved pursuant to these procedures.
      Representatives of Ernst & Young will be present at the Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.
OTHER MATTERS
      We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
      Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2004.
2006 Annual Meeting
      Any stockholder who wants to present a proposal at the 2006 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company in accordance with the following deadlines. Proposals of stockholders intended to be presented at the 2006 annual meeting of stockholders must be received by the Secretary of ExpressJet at our principal executive offices by December 8, 2005 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2006 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 45 days and not more than 75 days prior to April 7, 2006. However, if the 2006 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 11, 2006, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2006 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2006 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which are available on our website at www.expressjet.com or may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.
      EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.
      You can view our Annual Report on Form 10-K for the year ended December 31, 2004, including exhibits, or fill out our online request to get a copy of the 10-K (excluding exhibits) by mail, free of charge, by visiting Investor Relations at www.expressjet.com or sending your request to Investor Relations, 1600 Smith Street, HQSCE, Houston, TX 77002. We will furnish to interested security holders a copy of any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company’s Secretary at the company’s headquarters at 1600 Smith Street, HQSCE, Houston, Texas 77002.
Householding of Annual Meeting Materials
      SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.
      We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Mellon Investor Services LLC, either by sending a request in writing to 85 Challenger Road, Overpeck Centre, Ridgefield Park, NJ 07660 or by calling 1-888-852-0370.
      If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Mellon Investor Services LLC at the address or telephone number indicated above.

APPENDIX A
FINANCIAL STATEMENTS AND OTHER INFORMATION

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS
AND ISSUER PURCHASES OF EQUITY SECURITIES
      Our common stock trades on the New York Stock Exchange (“NYSE”). The table below shows the high and low sales prices for our common stock as reported on the NYSE composite tape for the periods indicated.

	Common Stock

	High	Low

2004
First Quarter	$15.66	$11.40
Second Quarter	$13.65	$11.38
Third Quarter	$12.38	$9.68
Fourth Quarter	$13.28	$9.49
2003
First Quarter	$12.80	$6.26
Second Quarter	$15.62	$7.80
Third Quarter	$16.00	$11.60
Fourth Quarter	$17.40	$13.82
      As of March 10, 2005, there were approximately 21 holders of record of our common stock.
      We have not paid any cash dividends on our common stock and have no current plans to do so.
      Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not United States citizens unless such shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on this foreign stock record if the amount so registered would exceed United States foreign ownership restrictions. United States law currently limits the voting power in us (or any other U.S. airline) by persons who are not citizens of the United States to 25%.
SELECTED FINANCIAL DATA
      You should read this selected financial data together with the consolidated financial statements and related notes and “Management’s Discussions and Analysis of Financial Condition and Results of Operations” included elsewhere in this appendix.
      We operated essentially as a division of Continental until January 1, 2001, connecting passengers from small to medium-sized communities to its mainline jet operations. Our scheduling, pricing and revenue management were designed and operated to increase Continental’s overall system revenue rather than to maximize the profitability on flight segments we operated. In addition, our historical financial statements for periods prior to January 1, 2001 reflect a prorate arrangement between us and Continental that is different from our capacity purchase agreement, which became effective on January 1, 2001. Under the prorate arrangement, we received a prorated percentage of the ticket revenue for passengers traveling one portion of their trip on our aircraft and the other portion of their trip on Continental’s aircraft, and all of the ticket revenue for passengers traveling their entire trip solely on our aircraft. All of the costs associated with our flights were either borne directly by us or otherwise allocated to us by Continental. Under the prorate arrangement, we realized increased revenue as ticket prices and passenger loads increased and decreased costs as fuel and other costs decreased. Conversely, we realized decreased revenue as ticket prices and passenger loads decreased and increased costs as fuel and other costs increased. Under our capacity purchase agreement, Continental pays us a rate calculated using a formula for each scheduled block hour operated by us. Under the formula, our rates vary depending on the average length of our scheduled flights, our aggregate number of flights and the type of aircraft utilized, and are otherwise subject to specified adjustments.

      The following selected financial data has been derived from our audited financial statements. The financial information included in this appendix is not necessarily indicative of our future results of operations, financial position and cash flows, or reflective of what our results of operations, financial position and cash flows would have been had we been a stand-alone entity during 2000 and 2001. For a discussion of some of the key factors that could have an adverse effect on our results of operations, financial position and cash flows, please refer to Item 1. “Business — Risk Factors” beginning on page 18 of our annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission (“SEC”).

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands, except per share data)
Statement of Operations Data:
Operating revenue	$1,507,524	$1,311,443	$1,089,099	$980,473	$843,773
Operating expenses(1)	1,302,097	1,129,466	941,319	879,493	878,955
Operating income (loss)	205,427	181,977	147,780	100,980	(35,182)
Non-operating expense, net	(7,423)	(6,774)	(9,174)	(21,275)	(23,856)
Net income/(loss)	122,771	108,181	84,280	48,074	(38,752)
Basic earnings per share(2)	2.26	1.80	1.38	0.89
Diluted earnings per share(2)	2.04	1.74	1.38	0.89
Weighted average number of shares used in computations:
Basic	54,220	60,026	61,068	54,000
Diluted	61,779	63,062	61,069	54,000

	?As of December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments (including restricted cash)	$215,151	$193,092	$120,930	$71,877	$13
Amounts due from Continental, net	—	—	17,419	14,235	—
Total assets	542,786	510,171	434,148	429,751	302,520
Amounts due to Continental, net (3)	11,239	5,588	—	—	481,312
Note payable to Continental(3)	98,804	193,172	325,512	552,312	—
Other long-term debt and capital lease obligations, including current maturities(4)	161,012	163,623	11,568	8,594	6,015
Stockholders’ equity (deficit)	114,044	(10,287)	15,302	(214,361)	(262,435)

	Year Ended December 31,

	2004	2003	2002	2001	2000

Operating Statistics:
Revenue passenger miles (millions)(5)	7,417	5,769	3,952	3,388	2,947
Available seat miles (millions)(6)	10,410	8,425	6,219	5,437	4,735
Passenger load factor(7)	71.3%	68.5%	63.5%	62.3%	62.2%
Operating cost per available seat mile (cents)(1)(8)	12.51	13.41	15.14	16.18	18.56
Block hours(9)	729,698	593,387	494,830	509,734	489,060
Operating cost per block hour (dollars) (1)(10)	1,784	1,903	1,902	1,725	1,797
Departures	405,055	353,547	314,934	315,812	316,494
Average price per gallon of fuel, including fuel taxes (cents)	71.20	71.04	65.84	81.29	90.12
Fuel gallons consumed (millions)	262.8	215.8	164.9	144.5	122.1
Average length of aircraft flight (miles)	528	491	414	379	342
Average daily utilization of each aircraft (hours)(11)	8.51	7.79	7.63	8.00	8.50
Controllable completion factor(12)	99.9%	99.8%	99.9%	99.1%	97.7%
Completion factor	98.4%	98.2%	99.0%	95.2%	94.1%
Revenue passengers (thousands)	13,659	11,373	9,214	8,305	7,772
Actual aircraft in fleet at end of period	245	224	188	170	166

(1)	Includes government grant of $0.5 million and $24.9 million in 2002 and 2001, respectively.

(2)	See “Notes to Consolidated Financial Statements — Note 1 — Summary of Significant Accounting Policies — (m) Earnings per Share” for the reconciliation of the numerator (2) and denominator of basic earnings per share to the numerator and denominator of diluted earnings per share for the years ended December 31, 2004, 2003 and 2002.

(3)	See a detailed description of our note payable to Continental in “Notes to Consolidated Financial Statements — Note 7.”

(4)	Beginning July 1, 2003, mandatorily redeemable preferred stock of subsidiary is classified as long-term debt in accordance with Statement of Financial Accounting Standard No. 150 — “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Reclassification of the prior year financial statements was made to conform to the current year presentation.

(5)	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

(6)	Available seat miles are the number of passenger seats available multiplied by the number of scheduled miles those seats are flown.

(7)	Passenger load factor equals revenue passenger miles divided by available seat miles.

(8)	Operating cost per available seat mile equals operating expenses divided by available seat miles.

(9)	Block hours are the hours from gate departure to gate arrival.

(10)	Operating cost per block hour equals operating expenses divided by block hours.

(11)	The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

(12)	Controllable completion factor is the actual number of completed flights, plus flights cancelled due to weather and air traffic control, divided by the number of scheduled flights.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
      The information contained in this section has been derived from our historical financial statements and should be read together with our historical financial statements and related notes included elsewhere in this appendix. The discussion below contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including those described in Item 1. “Business — Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2004.
Executive Summary

Where we are...
      We are the largest operator of regional jets and the largest regional airline in the world based on available seat miles. As of January 31, 2005, we offered scheduled passenger service with an average of 1,175 daily departures to approximately 148 cities in 40 states, the District of Columbia, Mexico, Canada and the Caribbean. We provide Continental Airlines, Inc. (“Continental”) substantially all of its regional jet service out of New York/ Newark, Houston and Cleveland and additional non-hub service. From 2002 to 2004, our available seat miles (“ASMs”) grew at a compounded annual rate of 29.4%, while our costs increased at a compounded annual rate of only 17.6% during the same period. Our goal is to increase earnings and cash flow by focusing on operating costs and reliability. Our success to date is evidenced by the slower growth in our operating costs than in our level of operations, all while we added more complexity to our network, increased capacity and achieved a 99.9% controllable completion factor. We have achieved these results through fleet commonality, employment of cost-effective technologies and sizeable investments in training resources. For the year ended December 31, 2004, we recorded net income of $122.8 million.
      We receive substantially all of our revenue from Continental under our capacity purchase agreement, pursuant to which Continental purchases all of our capacity and pays us specified rates per scheduled block hour by our aircraft, together with certain incentive payments and reimbursements. This operating revenue is reconciled and settled with Continental on a monthly basis, and we perform a quarterly reconciliation of our costs within the margin band as defined in the capacity purchase agreement. Please see Item 1. “Business — Capacity Purchase and Other Agreements with Continental Airlines” of our annual report on Form 10-K for the year ended December 31, 2004 for a more detailed description of this agreement.
      Fleet. During 2004, we accepted 21 new ERJ-145XR aircraft. This aircraft is a 50-seat regional jet capable of flights of 1,500 miles. With these deliveries, we ended 2004 with 75 ERJ-145XR, 140 ERJ-145 and 30 ERJ-135 aircraft. Our regional jets’ operational capabilities allowed us to add service to new markets, expand service in existing markets and ultimately have allowed Continental to broaden service from its major hub cities, as well as select communities, thus contributing to Continental’s growth options. We currently expect to receive 21 new ERJ-145XR aircraft during 2005 (four of which have been delivered as of March 15, 2005) and eight new ERJ-145XR aircraft in 2006.
      Labor. As of January 31, 2005, approximately 70% of our employees were covered by collective bargaining agreements. As contracts become amendable, we accrue for any expected increase in costs related to the new contracts. The actual outcomes may differ from our estimates.
      In 2004, we finalized the following collective bargaining agreements:

•	our pilots, represented by the Air Line Pilots Association, International, ratified an agreement, which becomes amendable in December 2008. The agreement currently covers approximately 2,400, employees;

•	our mechanics, represented by the International Brotherhood of Teamsters, ratified an agreement, which becomes amendable in August 1, 2009. The agreement currently covers approximately 1,000 employees; and

•	our dispatchers, represented by the Transport Workers Union, ratified an agreement, which becomes amendable in July 2009. This agreement currently covers approximately 80 employees.
      The collective bargaining agreement with our flight attendants, represented by the International Association of Machinists and Aerospace Workers, became amendable in December 2004. Negotiations began in November 2004 and are ongoing. We cannot predict the final outcome of these negotiations.
      Liquidity and Financing Activities. As of December 31, 2004, we had $215.2 million in cash and short-term investments, including $6.3 million in restricted cash. During 2004, we reduced our note payable to Continental by $94.4 million and our loan agreement with Export Development Canada (“EDC”) by $0.9 million. In addition, we made $1.7 million in principal payments related to our capital leases. Our cash flows from operations were sufficient to cover our capital resources and liquidity requirements during the three years ending December 31, 2004. See discussion below in “— Liquidity and Capital Commitments.”
      Relationship with Continental. In January 2005, Continental contributed 6.0 million shares of our common stock to its defined benefit pension plan, which reduced Continental’s ownership of our common stock to 19.7%. Pursuant to the share of our Special Voting Preferred Stock that it owns, Continental has designated one member to our board of directors and remains in a position to influence many of our corporate decisions. Once the percentage of its common stock ownership drops below 10%, we will redeem the Special Voting Preferred Stock and this right will terminate; however, Continental will still have the right to designate a director to our board pursuant to the capacity purchase agreement. Continental has indicated that it intends to dispose of some or all of its remaining interest in our common stock, subject to market conditions. Based on current information and our capacity purchase agreement with Continental, we do not believe that Continental’s disposition of its remaining ownership interest in us will have an adverse impact on our results of operations or financial position.
      Pursuant to the capacity purchase agreement, we indemnify Continental for its losses resulting from some of our actions and it indemnifies us for our losses arising from some of its actions. During 2004, we incurred $4.0 million in other operating expenses relating to a claim by Continental for costs incurred during the post-retirement storage of certain turboprop aircraft engines. We paid Continental $4.0 million as full and final satisfaction of this matter. In addition, one of our engines under an operating lease with Continental was damaged beyond repair while the aircraft was on the ground. Consequently, we paid Continental $1.9 million to purchase the engine and recorded the purchase in other operating expenses. As a result of this incident, we are also obligated to obtain a replacement engine to satisfy the spare engine requirements under our power-by-the-hour agreement with Rolls-Royce Corporation (“Rolls-Royce”).
      During 2003, we finalized our 2002 income tax returns reflecting the tax impacts of our spin-off from Continental. Upon reconciling the tax impacts of the spin-off in our deferred tax accounts, a deferred tax asset of approximately $6.7 million remained. At the end of 2003, this asset was included in our deferred tax accounts. In 2004, based on Continental’s agreement with our reconciliation and the conclusion that this asset was related to our spin-off from Continental, the item was reclassified as a receivable from Continental. In December 2004, we reached an agreement with Continental under which it agreed to pay half of this balance. As a result, we recorded a $3.4 million charge in other operating expenses. Continental paid us the remaining balance as full and final satisfaction of this matter in January 2005.
      Rate Resetting Process under the Capacity Purchase Agreement. In July 2004, we began negotiating with Continental to adjust the scheduled block hour rates for 2005 as required under the capacity purchase agreement, pursuant to which we receive payment for each scheduled block hour in accordance with a formula designed to provide us with a target operating margin of 10.0%. We completed the rate negotiations for 2005 and amended the capacity purchase agreement with respect to certain matters, including capping the ceiling on the operating margin defined in the agreement at 10.0%. We will also include previously unreconciled costs such as actual labor cost performance in the calculation of this new ceiling. Additionally, in 2005 we are only required to pay Continental a penalty for controllable completion factors below 99.5% instead of using our rapidly rising historical benchmark, which is expected to exceed 99.5% by 2006. We expect our operating margin for 2005 and beyond to be approximately 10.0%. Had the ceiling for the operating margin as defined in the capacity purchase agreement been capped at 10.0% and previously unreconciled costs been included in this calculation during 2004, our operating income in 2004 would have been reduced by approximately $58.9 million.
      In addition, as part of the 2005 rate resetting and as a result of Continental’s cost-saving initiatives, the cost for Continental to provide certain customer services to us such as technology infrastructure, ground handling and various other services will be reduced by approximately $5 million, $23 million and $19 million, respectively, in 2005. As these are fully reconciled costs, we expect our operating income in 2005 to be reduced by approximately $5 million as a result of these cost reductions.
      We seek to provide the most reliable regional jet service available at a competitive price. We continuously work with Continental to identify ways to lower our costs. As this occurs, our results from operations could be adversely affected in the short-run when compared to historical results since our operating revenue is based on our underlying costs.
      New Venture. We recently made a minority investment in a European start-up company that seeks to provide regional jet services to European air carriers. The company is currently attempting to market this concept, but is not yet a certificated airline and has no firm commitments from any air carriers. We are analyzing the implications of the Financial Accounting Standards Board Interpretation 46 — “Consolidation of Variable Interest Entities,” at this time and expect to consolidate the results of operations and financial condition of this entity in 2005.

Where we are going...
      We seek to enhance stockholder value by providing the most efficient and reliable regional jet service. This tactical focus on costs and reliability generated improved earnings and strengthened our relationship with Continental. As the airline industry continues to experience one of its most difficult periods, we believe this strategy has served us well over the past 12 months and will do so in the future. We exceeded our 2004 financial objectives while at the same time lowering Continental’s cost and improving our reliability.
      Our goal is to enhance our stockholders’ long-term value through:

•	containing our costs;

•	maintaining the reliability of our service; and

•	strengthening our balance sheet by lowering our debt obligations and increasing cash to help position us for new opportunities.
      Operational Guidance for 2005. The following table summarizes our guidance for block hours, available seat miles and departures:

	First Quarter	Fiscal Year
	2005	2005

Block Hours(1)(3)	12% — 14%	10% — 12%
Available Seat Miles(2)(3)	13% — 15%	11% — 13%

(1)	Block hours are the hours from gate departure to gate arrival.

(2)	Available seat miles are the number of passenger seats multiplied by the number of scheduled miles those seats are flown.

(3)	Growth based on expected year-over-year increases and similar utilization to 2004.

      We expect our departures for the first quarter of 2005 to be approximately 104,500. However, since Continental controls and is responsible for our scheduling, our actual performance detailed above can be materially different from our estimates.
      We also expect our fleet to total 266 aircraft by December 31, 2005, which includes the delivery of 21 new aircraft during 2005.
      Outlook. Despite our efforts to contain costs and improve reliability, we are directly affected by the financial and operational stability of Continental because we depend on Continental’s ability to make payments to us under our capacity purchase and other agreements. The current financial environment for U.S. domestic network carriers continues to be the worst in the industry’s history and could deteriorate further. Continental recently announced that its current cost structure is not competitive due to the weak domestic yield environment, caused in large part by the fierce competition from low-cost carriers and record-breaking fuel prices. Additionally, many of the other network carriers have reduced their costs significantly and may continue to restructure their costs downward.
      Continental has reported significant losses since September 11, 2001, excluding special items. For the year ended December 31, 2004, Continental reported a net loss of $363 million. For the year ended December 31, 2003, Continental reported net income of $38 million, but only after asset-related gains of $183 million from dispositions of all or part of its interests in us, Orbitz and Hotwire, $111 million in security fee reimbursements from the U.S. government, $15 million in other gains and $62 million in special charges (all net of tax).
      On February 28, 2005, Continental announced that it had reached tentative agreements with its pilots, flight attendants, mechanics and dispatchers which, if ratified by union membership, will provide it with approximately $500 million of annual cost savings on a run-rate basis when these agreements are implemented and when coupled with prior concessions by its non-union employees (in addition to its previously announced cost-saving initiatives of approximately $1.1 billion). This excludes the (i) non-cash cost of options to purchase approximately 10 million shares of Continental’s common stock that it expects to issue to its employees in connection with the pay and benefit reductions and (ii) accruals for certain non-cash costs or charges relating to items contained in the tentative agreements. Continental also announced its ability to achieve certain of the cost reductions will depend on the timely and effective implementation of new work rules, actual productivity improvement and implementation of technology and other items. The timing and full impact of these items are difficult to estimate, therefore actual cost savings may be materially different from its current estimate. Continental has also indicated that it expects to incur a substantial loss in 2005 even if these agreements are ratified. If Continental fails to achieve timely ratification of these agreements, it could have inadequate liquidity to meet its obligations. Continental expects the results of the ratification process for these agreements to be completed by March 31, 2005.
      Absent additional adverse factors due to external influences such as additional terrorist attacks, hostilities involving the United States or high fuel prices, Continental indicated that it believes its current liquidity to be sufficient to fund its current operations and other financial obligations through 2005 (if the tentative agreements are ratified and implemented). However, a combination of some or all of several events, most of which are outside of Continental’s direct control, may result in its inability to maintain adequate liquidity through December 31, 2005. These events include the failure of its unions to ratify and implement the tentative agreements, further significant declines in yields, and fuel prices higher than current levels for an extended period of time.
      Continental has reported that its business and financial performance are subject to a number of additional risks, including the following:

•	low-cost competitors — growth of low-cost carriers is dramatically changing the airline industry and carriers emerging from bankruptcy have or will have significantly reduced cost structures and operational flexibility allowing them to compete more efficiently;

•	low-fare environment — many low-cost carriers and Delta Air Lines have introduced lower and simplified fare structures which have caused Continental to match these fare reductions and structure in competitive markets;

•	fuel costs — fuel prices, which are highly volatile and remain at historic highs;

•	labor costs — although tentative agreements with its unions were reached on February 28, 2005 (with the results of ratifying votes expected by March 31, 2005), Continental estimated that its labor cost per ASM will continue to be higher than that of many of its competitors;

•	excessive taxation — The U.S. airline industry is one of the most heavily taxed industries. The Bush administration recently proposed increasing the passenger security fee from $2.50 to $5.50 per enplanement;

•	security costs — the terrorist attacks of 2001 have caused security and insurance costs to increase significantly. These costs are likely to continue to rise for the foreseeable future as additional security measures are implemented; and

•	pension liability — Continental has significant commitments to its defined benefit pension plan.
      Even if none of the foregoing factors occurs, Continental has indicated that it may have to further downsize its operations and further reduce expenses. Under the capacity purchase agreement, Continental has the ability to reduce its level of commitment and utilization of our aircraft. Currently, Continental can provide, at any time, 12-months’ notice of its intention to reduce the number of aircraft covered by the agreement. Under this provision, Continental is entitled to decline capacity with respect to any undelivered regional jets subject to our firm orders as of the effective date, and up to 25%, over any rolling three-year period of our delivered aircraft under an agreed upon methodology. If Continental reduces its commitment and utilization of our aircraft under the capacity purchase agreement, our results of operations and financial condition could be adversely affected. There can be no assurance that such circumstances will not occur in the future.
      Additionally, Continental leases from third parties a substantial portion of the aircraft and airport facilities that it subleases to us. If Continental breaches or otherwise fails to perform under these leases, we could lose our rights under the subleases, and our continued access to our aircraft and airport facilities would then depend on our ability to negotiate direct agreements with the third-party lessors. For a detailed discussion of Continental’s results of operations, please see its annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

Critical Accounting Estimates
      Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect reported amounts and related disclosures. We have identified the accounting estimates below as critical to our business operations and an understanding of our results of operations. The SEC has defined critical accounting estimates as the ones that are most important to the portrayal of a company’s financial condition and results and require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. For all of these estimates, we caution that future events rarely develop exactly as forecasted, and the best estimates routinely require judgment. The discussion below is not intended to be a comprehensive list of our accounting estimates. For a detailed discussion on the application of our accounting policies, see “Notes to Consolidated Financial Statements — Note 1.”

Revenue Recognition

Nature of Estimates Required — Amounts billed by us to Continental under the capacity purchase agreement are subject to our interpretation of the capacity purchase agreement. Beginning with 2005, we are required to negotiate the block hour rates with Continental annually. If the rates were not finalized, we would be required to estimate these rates and record revenue based on such estimates until final rates are agreed to with Continental. In addition, even if Continental concurs with the block hour rates, it may dispute amounts billed and pay less than the amount invoiced if it interprets the capacity purchase agreement differently than we do.

Assumptions and Approach Used — The rates we use to calculate our operating revenue are based on our interpretation of the capacity purchase agreement.

Effect if Different Assumptions Used — If our interpretation materially differs from Continental’s, our revenue could be materially understated or overstated. No such disputes existed as of December 31, 2004. Under the capacity purchase agreement, a substantial portion of our costs are reconciled for differences between our actual costs and the estimated costs included in our block hour rates at a 10.0% operating margin. In addition, certain costs generally controllable by us are reconciled to allow us to operate within our operating margin as defined in the capacity purchase agreement (“prevailing margin”) of 8.5% to 11.5%. For the fourth quarter of 2004, we rebated $16.7 million to Continental because our prevailing margin before reconciliation payments exceeded 11.5%. Had Continental disputed the prevailing margin calculation for the fourth quarter of 2004 by excluding certain costs from the calculation, resulting in a one point increase in the prevailing margin, our pretax income would have decreased by $4.5 million, or $0.05 per diluted earnings per share (“EPS”).

Wages, Salaries and Related Expenses

Nature of Estimates Required — We are currently self-insured for some of our healthcare costs and have a large deductible for our workers’ compensation liability and, as such, reserves for the cost of claims that have not been paid or benefit costs that have been incurred but not yet reported (“IBNR”) as of a given balance sheet date are estimated.
As our collective bargaining agreements become amendable, we accrue for anticipated retroactive pay that we estimate will be due under the new contract. However, actual cost may differ materially from our estimates.

Assumptions and Approach Used — Our estimates for these reserves are derived from actuarial projections provided by third-party administrators. These estimates rely on historical claim experience, demographic data and projection of the effects of inflation on medical costs.

Effect if Different Assumptions Used — If the cost of these claims is significantly different than what has been estimated, the reserves for future claims could be materially overstated or understated. As of December 31, 2004, our reserve related to our healthcare cost was $3.6 million. To have a $0.01 per share impact on our diluted EPS, we would have had to adjust this reserve by 13.6%. Our workers’ compensation administrator provided a range of IBNR from $5.1 million (based on 45% confidence level) to $5.7 million (based on 75% confidence level) in 2004. As of December 31, 2004, we reserved $5.7 million related to these benefits. Had our reserve equaled the low end of the estimate, our diluted EPS would have increased by $0.01 per share.

Goodwill and Intangible Assets

Nature of Estimates Required — Under the Statement of Financial Accounting Standard No. 142 — “Goodwill and Other Intangible Assets” (“SFAS 142”), intangible assets can have either finite or indefinite useful lives. As of December 31, 2004, we had intangible assets with both finite and indefinite lives. Our critical accounting estimate is related to our reorganization value in excess of amounts allocable to identifiable assets, which has an indefinite useful life. Under SFAS 142, goodwill and intangible assets with indefinite useful lives should be tested at least annually for impairment. Factors considered important when determining the impairment of reporting segments under SFAS 142 include items affecting the cash flows of the reporting segments; the reporting segments’ operational performance versus market expectations; the reporting segments’ performance compared to peers within the industry; the marketplace for and identification of the intangible assets of the reporting segments; significant changes in the underlying business strategy or operational environment; material ongoing industry or economic trends; or other factors specific to the asset or reporting segments being evaluated. Any changes in the key assumptions about the business and its prospects, or changes in market conditions or other externalities could result in an impairment charge.

Assumptions and Approach Used — For our SFAS 142 analysis, we employed a discounted cash flow approach, a market multiple approach and an acquisition approach. The discounted cash flow approach considers our expected cash generation capabilities, and the market-multiple approach and the acquisition approach look to similar companies or transactions within the industry to derive multiples for the company.

Effect if Different Assumptions Used — As of December 31, 2004, our reorganization value in excess of amounts allocable to identifiable assets was $12.8 million. If assumptions used in our analysis were changed materially, our intangible assets could be materially overstated. However, based on our current impairment test, there would have to be a significant change in assumptions used in the calculation for an impairment to occur as of December 31, 2004.

      In addition to our critical accounting estimates described above, we made other estimates that, while not involving the same degree of judgment, are important to understanding our financial statements. In general, we base our estimates on historical experience, information from third-party professionals and various other assumptions that we believe are reasonable under the circumstances. We continually evaluate our accounting policies and the estimates we use to prepare our consolidated financial statements. Our estimates as of the date of the financial statements reflect our best judgment after giving consideration to all currently available facts and circumstances. As such, actual results may differ significantly from these estimates and may require adjustment in the future as additional facts become known or as circumstances change.
      We have discussed the development and selection of these critical accounting estimates with the audit committee of our board of directors, and the audit committee has reviewed the disclosures presented above relating to them.

Recently Issued Accounting Standards
      The Financial Accounting Standards Board has ratified or issued the following accounting standards that are applicable to us:

•	Emerging Issues Task Force Issue No. 04-08 — “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” Consensus; and

•	Statement of Financial Accounting Standard No. 123 (Revised 2004) — “Share-Based Payments.”

      See detailed description of these accounting standards and their impact on our financial condition, results of operations and liquidity in “Notes to Consolidated Financial Statements — Note 1 — Summary of Significant Accounting Policies — (s) Recently Issued Accounting Standards.”
Results of Operations and Analysis

Statistical Information
      The following table provides an analysis of statistical information for each of the three years ended December 31:

	Year Ended December 31,

		Increase/			Increase/
		(Decrease)			(Decrease)
	2004	2004-2003		2003	2003-2002		2002

Operating Statistics:
Revenue passenger miles (millions)(1)	7,417	28.6%		5,769	46.0%		3,952
Available seat miles (millions)(2)	10,410	23.6%		8,425	35.5%		6,219
Passenger load factor(3)	71.3%	2.8	pts	68.5%	5.0	pts	63.5%
Operating cost per available seat mile (cents) (4)(5)	12.51	(6.7)%		13.41	(11.4)%		15.14
Block hours(6)	729,698	23.0%		593,387	19.9%		494,830
Operating cost per block hour (dollars)(5)(7)	1,784	(6.3)%		1,903	0.1%		1,902
Departures	405,055	14.6%		353,547	12.3%		314,934
Average price per gallon of fuel, including fuel taxes (cents)	71.20	0.2%		71.04	7.9%		65.84
Fuel gallons consumed (millions)	262.8	21.8%		215.8	30.9%		164.9
Average length of aircraft flight (miles)	528	7.5%		491	18.6%		414
Average daily utilization of each aircraft (hours)(8)	8.51	9.2%		7.79	2.1%		7.63
Controllable completion factor(9)	99.9%	0.1	pts	99.8%	(0.1	)pts	99.9%
Completion factor	98.4%	0.2	pts	98.2%	(0.8	)pts	99.0%
Actual aircraft in fleet at end of period	245	9.4%		224	19.1%		188
Revenue passengers (thousands)	13,659	20.1%		11,373	23.4%		9,214

(1)	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

(2)	Available seat miles are the number of passenger seats available multiplied by the number of scheduled miles those seats are flown.

(3)	Passenger load factor equals revenue passenger miles divided by available seat miles.

(4)	Operating cost per available seat mile equals operating expenses divided by available seat miles.

(5)	Includes government grant of $0.5 million in 2002.

(6)	Block hours are the hours from gate departure to gate arrival.

(7)	Operating cost per block hour equals operating expenses divided by block hours.

(8)	The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

(9)	Controllable completion factor is the actual number of completed flights, plus flights cancelled due to weather condition and air traffic control, divided by the number of scheduled flights.
      We monitor the foregoing statistical information closely to ensure that we are continually focused on our operational efficiencies and cost control.

      The following discussion provides an analysis of our results of operations and reasons for any material changes for the periods indicated.

Comparison of 2004 to 2003
      The following table sets forth information regarding our operating expense components. Individual operating expense components are expressed as a percentage of our total operating revenues and as cost per ASM:

	2004			2003

		Percent			Percent
		of	Cost per		of	Cost per
	Amount	Revenue	ASM	Amount	Revenue	ASM

	(In thousands)		(In cents)	(In thousands)		(In cents)
Wages, salaries and related costs	$319,159	21.2%	3.07	$283,290	21.6%	3.36
Aircraft rentals	281,455	18.7%	2.70	249,094	19.0%	2.96
Aircraft fuel and related taxes	187,088	12.4%	1.80	153,271	11.7%	1.82
Maintenance, materials and repairs	154,027	10.2%	1.48	130,079	9.9%	1.55
Other rentals and landing fees	87,602	5.8%	0.84	95,032	7.2%	1.13
Ground handling	105,742	7.0%	1.02	89,566	6.8%	1.07
Outside services	29,299	1.9%	0.28	28,885	2.2%	0.34
Depreciation and amortization	23,537	1.6%	0.23	20,421	1.6%	0.24
Aircraft related and other insurance	9,373	0.6%	0.09	6,781	0.5%	0.08
Security fee reimbursement	—	—	—	(3,034)	(0.2)%	(0.04)
Other operating expenses	104,815	7.0%	1.00	76,081	5.8%	0.90

	$1,302,097		12.51	$1,129,466		13.41

      We strive to provide Continental cost-effective services and to remain competitive compared to other regional air carriers. Although most of the individual expense components increased during the year ended December 31, 2004, as compared to the same period in 2003 and 2002, the tables above and below demonstrate increased efficiencies in our operations based on our cost per ASM.

General
      Our operating income in 2004 reflected a 13.6% operating margin, compared with an operating margin of 13.9% in 2003. The 2004 operating margin included the benefits of cost savings and $11.5 million in performance incentive payments under our capacity purchase agreement. The payments are primarily based on the current controllable completion factor compared to a historical controllable completion factor benchmark. Because the historical rates are measured on a rolling monthly average, higher controllable completion factors result in higher incentive payments in the near term but reduce our opportunity to earn incentive payments in the future. Our controllable completion factor in 2004 was 99.9% and our historical benchmark completion factor was 98.9% for the same period.
      Under the capacity purchase agreement, a substantial portion of our costs are reconciled for differences between our actual costs and the estimated costs included in our block hour rates at a 10.0% operating margin. In addition, if our prevailing margin (before any reconciliation payments) falls outside our margin band of 8.5% or 11.5%, our revenue will be adjusted to bring us back to our floor or cap. In 2004 and 2003, our actual costs were lower than the estimates used in the block hour rates; consequently, our prevailing margin (before reconciliation payments) exceeded 11.5%. The lower costs were primarily due to lower maintenance, materials and repair and passenger servicing expenses. Our reconciliation payments to Continental totaled $61.0 million and $30.1 million for 2004 and 2003, respectively. As a result of the rate resetting process for 2005, we expect our future operating margin, excluding incentives, to be closer to our target contractual operating margin of 10%.

Operating Expenses
      As our operations have grown, our direct labor groups such as pilots, flight attendants, mechanics, dispatchers and customer service agents have increased proportionally. This larger work force and increases in wage rates under some of our collective bargaining agreements increased our wages, salaries and related costs by $20.3 million in 2004. Increases related to our non-direct labor groups such as clerical and management positions were approximately $4.2 million in 2004. We also incurred approximately $8.1 million in additional employee benefit costs in 2004 due to increases in medical benefit costs, workers’ compensation, payroll taxes and 401(k) expenses.
      In the future, we anticipate our wages, salaries and related costs to be affected by the following factors:

•	expected growth of our operations;

•	projected increases in health and medical benefit costs and other incentives to our employees, such as 401(k) expenses;

•	expected expenses related to the fair value of stock compensation beginning in July 2005, as required by SFAS 123R; partially offset by

•	reduced non-direct labor costs of approximately $3.8 million annually as a result of our elimination of 10% of our management and clerical positions through staff reductions and the withdrawal of unfilled positions in August 2004.
      The increase in our aircraft fuel expense in 2004 was mainly due to a 21.8% increase in fuel consumption. Consumption rose primarily due to a 23.0% increase in block hours, which was partially offset by our jets’ more efficient fuel burn. Our actual price of fuel, including taxes, in 2004 and 2003 was 71.2 cents and 71.0 cents per gallon, respectively. Under the capacity purchase agreement and the related fuel purchase agreement with Continental, we incur a fuel price and fuel tax equal to the lower of the actual cost of fuel and fuel tax or the agreed-upon caps. Beginning in 2003, until the termination of these agreements, caps on fuel and fuel tax are 66.0 cents and 5.2 cents per gallon, respectively.
      Approximately $29.3 million of the increase in maintenance, materials and repairs during 2004 was due to a 21.5% increase in flight hours and a 14.0% increase in rate-per-flight-hour related to our power-by-the-hour contracts. The rate-per-flight-hour increase is mainly attributed to a higher number of power-by-the-hour contracts in place during 2004. For the year ended December 31, 2004, approximately 10% more of our maintenance, materials and repairs cost consisted of power-by-the-hour expense versus the same period in 2003. As a result of the increased coverage under our power-by-the-hour contracts, our airframe, avionics and engine component repair and replacement costs decreased by approximately $7.0 million. Despite the increase in the cost of our power-by-the-hour contracts, as well as general maintenance expense and overhead to support the continuing growth and aging of our fleet, our maintenance, material and repair cost per flight hour decreased by 2.4% for the year ended December 31, 2004 versus the same period in 2003. We expect our future maintenance, materials and repair expenses, adjusted for volume and further fleet aging, to mirror our current cost structure.
      The decrease in other rentals and landing fees in 2004 was primarily due to a $21.3 million decrease in our terminal facility rents at Continental’s hub stations as a result of an amendment to our master facility and ground handling agreement in November 2003. This decrease was partially offset by higher facility rent in non-hub stations of approximately $2.2 million, as the number of stations in which we operate increased. In addition, our landing fees in 2004 increased by $10.7 million as a result of a 15.0% increase in landing weights and a 8.4% increase in landing fee rates.

      The increase in other operating expenses was mainly due to the following:

•	$7.1 million increase in property taxes, primarily due to fleet growth;

•	$5.7 million increase in crew related charges, such as per diem and hotel cost, as a result of increased flight operations and flight training activities;

•	$4.0 million charge for the settlement of a claim by Continental for indemnification under the capacity purchase agreement as described in “— Executive Summary” above;

•	$3.4 million charge for the final settlement of a $6.7 million receivable related to our spin-off from Continental in 2002 as described “— Executive Summary” above;

•	$2.8 million increase in passenger screening fees primarily because we no longer receive relief for security fees under the Emergency Wartime Supplemental Appropriation Act of 2003 in 2004; and

•	$1.9 million payment to Continental to purchase an engine we damaged beyond repair as described in “— Executive Summary” above.

Nonoperating Expenses
      Our interest expense is related to our senior convertible notes, note payable to Continental, loan agreement with EDC and the Series A Cumulative Mandatorily Redeemable Preferred Stock of ExpressJet Airlines, Inc. due April 16, 2012 (“Series A Preferred Stock”). As we issued our senior convertible notes in August 2003 and we entered into our loan agreement with EDC in May and September 2003, our interest expense increased by $4.2 million in 2004 as compared to 2003. This was partially offset by a $2.3 million decrease in interest expense related to our note payable to Continental as we continue to reduce our outstanding balance. We expect to pay off the entire note payable to Continental by March 2006. Furthermore, our interest income increased by $1.6 million as a result of a 0.3 point increase in our returns from our investments and higher average cash and short-term investment balance of approximately $71.4 million in 2004 as compared to 2003.

Comparison of 2003 to 2002

	2003			2002

		Percent			Percent
		of	Cost per		of	Cost per
	Amount	Revenue	ASM	Amount	Revenue	ASM

	(In thousands)		(In cents)	(In thousands)		(In cents)
Wages, salaries and related costs	$283,290	21.6%	3.36	$237,307	21.8%	3.82
Aircraft rentals	249,094	19.0%	2.96	199,160	18.3%	3.20
Aircraft fuel and related taxes	153,271	11.7%	1.82	108,559	10.0%	1.75
Maintenance, materials and repairs	130,079	9.9%	1.55	97,220	8.9%	1.56
Other rentals and landing fees	95,032	7.2%	1.13	89,114	8.2%	1.43
Ground handling	89,566	6.8%	1.07	74,083	6.8%	1.19
Outside services	28,885	2.2%	0.34	23,022	2.1%	0.37
Depreciation and amortization	20,421	1.6%	0.24	29,787	2.7%	0.48
Aircraft related and other insurance	6,781	0.5%	0.08	17,980	1.6%	0.29
Security fee reimbursement	(3,034)	(0.2)%	(0.04)	—	—	—
Other operating expenses	76,081	5.8%	0.90	65,087	6.0%	1.05

	$1,129,466		13.41	$941,319		15.14

General
      Our operating income in 2003 reflected a 13.9% operating margin, compared with an operating margin of 13.6% in 2002. The 2003 operating margin included the benefits of cost savings and $12.9 million in performance incentive payments under our capacity purchase agreement. We earned the incentive payments primarily by achieving a controllable completion factor of 99.8% in 2003 versus a historical benchmark factor of 98.5%.
      As a result of cost savings from maintenance, materials and repairs and passenger servicing expenses in 2003 and 2002, our prevailing margin (before reconciliation payments) exceeded 11.5%; consequently, we made reconciliation payments to Continental totaling $30.1 million and $14.7 million for 2003 and 2002, respectively.

Operating Expenses
      As we have grown, our work force has grown. This, combined with increased wage rates under some of our collective bargaining agreements, increased our wages, salaries and related costs by $34.3 million in 2003. In addition, we incurred approximately $11.8 million in higher employee benefit costs in 2003 due to increases in medical, workers’ compensation and 401(k) expenses.
      Our aircraft fuel expense, including taxes, increased in 2003 due to a 30.9% increase in fuel consumption and a 7.9% increase in fuel price and the related taxes. Consumption rose due to a 19.9% increase in block hours combined with operating an all-jet fleet, since jets burn more fuel than turboprop aircraft.
      The increase in maintenance, materials and repairs in 2003 was caused by a $24.8 million increase in our power-by-the-hour expense as a result of a 35.7% increase in jet flight hours and an 8.6% rate increase under these agreements, which is mainly attributed to a higher number of power-by-the-hour contracts in place during 2003 as compared to 2002. General maintenance expenses also increased to support the continuing growth and aging of our fleet, offset in part by a $4.3 million decrease in non-power-by-the-hour turboprop maintenance expense as these aircraft exited our fleet in 2002.
      Rentals and landing fees increased in 2003 because landing weights increased 18.0%, and our average rate per landing weight increased 14.5%. These increases were partially offset by a $4.7 million decrease in other rentals as we decreased our use of outside simulators in favor of our own flight simulators.
      Aircraft related and other insurance includes insurance premiums for our hull and war risk insurance (purchased through the private insurance market and the Federal Aviation Administration) and other corporate insurance such as directors’ and officers’ liability insurance, employment practices liability insurance, fiduciary liability insurance and other policies. During 2003, the cost of hull and war risk related insurance decreased by $13.5 million because our insurance rates through both the private insurance market and the U.S. government decreased as a result of higher passenger liability insurance, which is reported as part of our other operating expense. Aviation war risk insurance coverage by the government can be extended through December 2005. These decreases were partially offset by a $2.3 million increase in the cost of our other corporate insurance policies, under which we now have separate coverage since we are no longer majority owned by Continental. Corporate insurance premiums are higher for us under separate policies than when we had combined policies with Continental.

Nonoperating Expenses
      The decrease in interest expense was primarily related to a decrease in our note payable to Continental from $325.5 million as of December 31, 2002 to $193.2 million as of December 31, 2003. This decrease was partially offset by increases in interest expense related to our loan agreement with EDC and our senior convertible notes as we entered into these agreements during 2003.

Future Costs
      We remain committed to providing competitively priced service by controlling our costs; however, we believe that our costs may still increase in the future due to:

•	changes in wages, salaries and related fringe benefit costs, as described above;

•	changes in the costs of materials and outside services;

•	changes in governmental regulations, insurance and taxes affecting air transportation and the costs charged for airport access, including new security requirements;

•	fleet age;

•	higher aircraft ownership costs as new aircraft are delivered, to the extent these aircraft are not covered by the capacity purchase agreement or if Continental were to declare bankruptcy or otherwise default under the current financing arrangements; and

•	changes in the cost of services provided by Continental at fixed rates under our capacity purchase and other agreements, which may be renegotiated. Under these agreements, if we cannot reach an agreement with Continental, the dispute will be submitted to a third party for arbitration.
      In the short-term, higher costs would generate higher revenues; however, in the long-run, failure to control our costs would prevent us from remaining competitive and limit our opportunities to attract additional partners or to take advantage of opportunities as they present themselves.
Liquidity and Capital Commitments

Sources and Uses of Cash
      Our primary source of liquidity is cash flow provided from our operations. For the years ended December 31, 2004 and 2003, our operations provided $153.6 million and $230.7 million, respectively, in cash flow. As of December 31, 2004 and 2003, we also had $6.3 million and $3.2 million of restricted cash, respectively, which is used as collateral for our workers’ compensation coverage. The decrease in our cash flow from operations from 2003 to 2004 was primarily because in December 2004, we paid our pilots the wages we had accrued since October 2001 as a result of the finalization of our collective bargaining agreement. In addition, our tax payments in 2004 under our tax agreement with Continental were significantly higher than payments made in 2003 primarily as a result of our net operating loss utilization.
      In 2004 and 2003, we spent $38.9 million and $49.1 million, respectively, on flight and ground equipment to support our fleet deliveries and the increase in our flight schedules under our capacity purchase agreement with Continental.
      Long-term Debt. We did not enter into any new financing transactions in 2004. We made the quarterly principal and interest payments on our note payable to Continental to the extent required on March 31, June 30, September 30 and December 31, 2004, net of prepayments made in prior periods. These payments, totaled $71.8 million, of which $67.4 million was related to the principal. Additionally, in September 2004, we made a voluntary prepayment totaling $27.0 million, which reduced our required quarterly principal and interest payments for March 31, 2005. As of December 31, 2004, the balance on our note payable to Continental was $98.8 million. We currently expect to pay off this obligation by March 2006.
      In 2004, we made principal and interest payments in the amount of $1.4 million on our loan agreement with EDC, of which $0.9 million was related to principal. As of December 31, 2004, the balance on this loan agreement was $16.2 million. In addition, we made the required dividend and interest payments in 2004 on our subsidiary’s Series A Preferred Stock and our 4.25% senior convertible notes due 2023 totaling $6.7 million. We currently expect to call the Series A Preferred Stock in April 2005, the earliest date on which this instrument is callable by us.

      Capital Leases. As of December 31, 2004, we had approximately $2.6 million (including current maturities) of capital lease obligations. In 2004, we made $1.9 million total payments related to our capital leases, of which $1.7 million were related to the principal.
      Other than the financing activities described above, we do not have any other sources of long-term borrowings or available lines of credit. Additionally, there is no covenant under any of our long-term debt agreements that restricts our ability to undertake additional debt or equity financing. If we default on our payment obligations under the note payable to or under our aircraft subleases with Continental, in addition to any other remedies it may have, Continental can elect to reduce its payments to us under the capacity purchase agreement by the amount of the defaulted payment. If Continental defaults on the payment obligations it has to us under our capacity purchase and other agreements, then in addition to any other remedies we may have, we can offset the amount of the defaulted payments against amounts we owe to Continental under the note. In addition, Continental or we can reduce any payments to the other party under the capacity purchase agreement in an amount corresponding to any defaulted payments by the other party under the foregoing obligations.
      See “Notes to Consolidated Financial Statements — Note 5,” “— Note 6,” “— Note 7” and “— Note 8” for detailed descriptions of these long-term debts and obligations.

Collective Bargaining Agreements
      The following table provides information related to our principal collective bargaining agreements and their respective amendable dates as of January 31, 2005:

	Approximate
	Number of		Contract
Employee Group	Employees	Representing Union	Amendable Date

Pilots and Instructors	2,400	Air Line Pilots Association, International	December 2008
Mechanics	1,000	International Brotherhood of Teamsters	August 2009
Flight Attendants	1,200	International Association of	December 2004
		Machinists and Aerospace Workers
Dispatchers	80	Transport Workers Union of America	July 2009
      We are currently engaged in labor negotiations with our flight attendants. At this time we cannot predict the outcome of these negotiations. Our other employees are not covered by collective bargaining agreements.

Deferred Income Taxes
      At December 31, 2004, we had federal net operating loss carryforwards of approximately $17.4 million, which expire in 2019.
      In conjunction with our initial public offering (“IPO”) completed in April 2002, the tax basis of our tangible and intangible assets was adjusted to fair value. This adjustment to tax basis should result in additional tax deductions being available to us through 2017. In accordance with our tax agreement with Continental, to the extent we generate taxable income sufficient to realize the additional tax deductions, we are required to pay Continental a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. We are required to pay Continental 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third. However, if the tax benefits are not realized by the end of 2018, we will be obligated to pay Continental 100% of any benefit realized after that date. Since these payments are solely dependent on our ability to generate sufficient taxable income to realize these deferred tax assets, they are recorded as an obligation to Continental within the deferred tax asset accounts, and the portion we may retain in the future is offset by a valuation allowance. At the IPO, the valuation allowance and the obligation to Continental offset the step-up in basis of assets in our long-term deferred tax asset account. We made approximately $57.0 million and $16.6 million of net payments to Continental under the tax agreement during 2004 and 2003, respectively.

      The tax agreement requires Continental to reimburse us for any net increase in our cash tax payments resulting from any decreased availability of net operating loss carryovers related to the basis increase at the time our payment occurs. The resulting receivable and/or payable is recorded within the deferred tax asset account since its performance is dependent on our ability to generate taxable income.
      No valuation allowance was established on our net operating loss carryforwards, or on our receivable from Continental for reimbursing carryforward losses utilized resulting from the basis increase, because we believe our stand-alone taxable income will be sufficient to utilize substantially all of these assets within the next several years.
      We believe that our IPO created a change in ownership limitation on the utilization of our federal tax attribute carryforwards, primarily net operating losses. Section 382 of the Internal Revenue Code limits our utilization of these attributes to offset up to approximately $43.3 million of post-change taxable income per year. This limitation did not have any impact on our financial condition during the years ending 2004 and 2003.
      Our tax agreement increases our dependence on Continental’s financial condition. If it is determined that any of the tax benefits related to the basis increase should not have been available at the time of utilization and, as a result, we are required to pay additional taxes, interest and penalties, then we could be adversely affected if Continental were to become insolvent, bankrupt or otherwise unable to pay us under its indemnification for these accounts.

Purchase Commitments
      As of December 31, 2004, we had firm commitments to acquire 29 regional jets from Empresa Brasileira de Aeronautica S.A. (“Embraer”). The estimated aggregate cost of these firm commitments is approximately $0.6 billion. We will not have any obligation to take any of the aircraft under firm commitments if they are not financed by a third party and leased to either Continental or us. In addition, we have options to purchase an additional 100 Embraer regional jets.
      We are contractually obligated by our Rolls-Royce power-by-the-hour contract to purchase two additional spare engines for approximately $6.0 million in connection with the firm order jet aircraft. We currently do not have any financing in place for these spare engines, and would have no obligation to acquire them if for any reason the firm order aircraft are not delivered to us. However, we are obligated to replace the engine damaged beyond repair in 2004 as described above in “— Executive Summary.” We expect this engine to cost approximately $3.0 million.
      We also have other contractual obligations of approximately $1.4 billion under our power-by-the-hour contracts with various service providers. The power-by-the-hour contracts dictate the method by which we pay a vendor based on our actual level of operations in exchange for vendor coverage on specific parts and equipment on our aircraft when those parts and equipment are in need of repair or replacement. Each contract varies in term and payment procedure. The estimated amount of our future commitment is based on assumptions related to future level of operations and forecasted payment rates. Our level of operations is determined by Continental, which has exclusive scheduling authority over our fleet under the capacity purchase agreement. The level of operations inherent in the estimate is based on Continental’s most recent operating plan for us, which can be altered at Continental’s sole discretion. Forecasted payment rates are based on actual rates as of December 31, 2004 and increased annually according to the particular inflation indices detailed in each contract. Contractual rate increases at actual time of occurrence may be different than the forecasted rates.
      For the year ended December 31, 2004, we spent $38.9 million on capital expenditures. Approximately $2.8 million of our 2004 planned capital expenditures will be carried over as part of our planned 2005 capital expenditures. We anticipate cash outlays for 2005 fleet-related capital expenditures to be approximately $7.7 million. Other 2005 cash outlays, exclusive of fleet plan requirements, relating to automation projects, facility improvements, tooling and ground equipment are expected to aggregate approximately $13.6 million. We expect to fund our future capital commitments through internally generated funds and aircraft financing transactions. However, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments.

Aircraft Leases
      We have significant lease and sublease obligations for aircraft that are classified as operating leases and are not reflected as assets and liabilities on our balance sheet. These leases expire between 2013 and 2021. As of December 31, 2004, our expected total minimum annual rental payments for 2005 under current and future non-cancelable aircraft operating leases are approximately $308.7 million. Over 90% of our aircraft are leased directly by Continental from third parties and subleased by Continental to us. If Continental were to default under these leases, our ability to retain access to the aircraft could be adversely affected. See more detailed description of our risks related to our aircraft leases under Item 1. “Business — Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2004.

Contractual Obligations and Commercial Commitments
      The following table summarizes the expected effect our material debt, capital leases, operating leases and other contractual obligations have on our future cash flows as of December 31, 2004 (in millions):

							Over
	Total	2005	2006	2007	2008	2009	5 Years

Note payable to Continental(1)	$102.3	$84.7	$17.6	$—	$—	$—	$—
4.25% senior convertible notes due 2023(2)	160.5	5.8	5.8	5.8	143.1	—	—
Other long-term debt(3)	25.5	6.8	1.7	2.5	4.2	4.0	6.3
Capital leases(4)	2.9	1.0	0.9	0.8	0.2	—	—
Aircraft operating leases(5)	4,159.3	295.1	295.1	295.1	295.1	295.1	2,683.8
Other operating leases(6)	219.9	28.9	26.5	26.6	26.1	26.1	85.7
Unconditional purchase obligations(7)	671.6	14.5	36.9	39.5	39.5	39.5	501.7
Obligations under capacity purchase and other agreements with Continental(8)	40.0	20.0	20.0	—	—	—	—
Other contractual obligations(9)	1,415.3	125.5	129.8	136.4	141.6	146.1	735.9

Total contractual cash obligations	$6,797.3	$582.3	$534.3	$506.7	$649.8	$510.8	$4,013.4

(1)	Our quarterly payments to Continental for principal and interest on our note payable are $27.9 million. On March 31, 2007, the entire unpaid principal balance of this note, if any, together with all accrued unpaid interest, will be due and payable in full. The expected effect of our note payable on our cash flows is calculated based on the three-month London interbank offered rate (“LIBOR”) on December 31, 2004 plus 1.25% per annum and based on our current principal balance. This obligation includes principal payments of $98.8 million and estimated interest payments of $3.5 million through the expected remaining life of the note payable.

(2)	The expected impact of our 4.25% senior convertible notes due 2023 on our future cash flows assumes the notes will be due on August 1, 2008, the earliest date the holders of the notes may require us to repurchase the notes. If the notes are held until August 1, 2023, the maturity date, our obligations outlined above would increase by $87.5 million as a result of additional interest expense related to these notes. See “Notes to Consolidated Financial Statements — Note 8” for detailed description of these notes.

(3)	Other long-term debt represents our obligations for the advances received under our loan agreement with EDC and our Series A Preferred Stock. See detailed discussion of our Series A Preferred Stock and our financing arrangement with EDC in “Notes to Consolidated Financial Statements — Note 6.” The expected effect of our financing arrangement with EDC on our future cash flows is calculated based on the six-month LIBOR on December 31, 2004 plus 1.75% per annum and includes principal payments of $16.2 million and estimated interest payments of $4.1 million. The calculation for the expected effect of our Series A Preferred Stock on our future cash flows assumes a 14% dividend rate and that the preferred stock will be called at the earliest date, April 2005. Under these assumptions, our expected obligation related to our Series A Preferred Stock totaled $5.2 million. If we hold the Series A Preferred Stock to the mandatorily redeemable date in April 2012, our expected obligation would increase by approximately $5.0 million.

(4)	Capital lease obligations are the minimum lease payments, including interest expense, for some of our ground service equipment that are under capital lease agreements. See “Notes to Consolidated Financial Statements — Note 5.”

(5)	Aircraft operating lease obligations are the minimum lease payments for all of our aircraft and spare engines under long-term operating leases and subleases from Continental at December 31, 2004. These agreements with Continental have substantially the same terms as the lease agreements between Continental and the third party lessors, and expire between 2013 and 2021. See “Notes to Consolidated Financial Statements — Note 5.”

(6)	Other operating lease obligations represent the estimated lease payments for our ground service equipment and substantially all of our ground facilities, including facilities at public airports, from Continental or the municipalities or agencies owning and controlling such airports that are under operating leases. Other operating lease obligations also include the lease payments related to one of our flight simulators.

(7)	Unconditional purchase obligations are related to our firm commitments to acquire 29 Embraer regional jets. The estimated aggregate cost of these firm commitments excluding estimated leasing costs is approximately $0.6 billion. Estimated leasing costs are calculated based on the terms of the agreements currently in place. The actual effects these unconditional purchase obligations may have on our future cash flows may differ materially from our estimates above due to the actual leasing or financing terms for these purchases.

(8)	Obligations under the capacity purchase and other agreements with Continental represent fixed charges for ground handling costs at Continental stations and charges for administrative services provided by Continental, such as technology, accounting and treasury. The amounts disclosed above are based on our best estimates at December 31, 2004 under the terms of our contracts currently in place.

(9)	Other contractual obligations include our power-by-the-hour contracts and our commitment to purchase spare engines based on aircraft deliveries in accordance with the capacity purchase agreement, our regional jet aircraft purchase agreement with Embraer and our power-by-the-hour agreement with Rolls-Royce. We expect to fund these commitments with cash generated from operations. The estimated amount of future commitments is based on assumptions related to anticipated future levels of operations and forecasted payment rates. The level of operations inherent in the estimated amounts detailed above is based on Continental’s most recent operating plan for us, which can be altered at Continental’s sole discretion. Contractual rate increases at actual time of occurrence may be different than the forecasted rates inherent in the amounts detailed above. Under the power-by-the-hour contract with Rolls-Royce, we are required to purchase two spare engines related to our remaining 29 firm order aircraft and replace one damaged beyond repair engine as described above in “— Executive Summary.”

      The table above excludes our cash obligations under our collective bargaining agreements with our unionized employees.

Other Contingent Liabilities or Commitments
      Pursuant to the capacity purchase agreement, we indemnify Continental for certain of our actions and it indemnifies us for some of its actions. During 2004, we incurred $4.0 million in other operating expenses relating to a claim by Continental for costs incurred during the post-retirement storage of certain turboprop aircraft engines. In 2004, we paid Continental $4.0 million as full and final satisfaction of this matter.
      We are parties to many contracts in which it is common for us to agree to indemnify third parties for tort liabilities that arise out of or relate to the subject matter of the contract. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by gross negligence or willful misconduct. We cannot estimate the potential amount of future payments under these indemnities until events arise that would trigger a liability under the indemnities. However, we expect that we would be covered by insurance for any such liabilities, subject to deductibles.
      We are a defendant in various lawsuits and proceedings arising in the ordinary course of our business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our financial position, results of operations or cash flows, we do not believe that the ultimate disposition of these proceedings will have a material adverse effect on our financial position, results of operations or cash flows.
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
      We have been and are subject to market risks, including commodity price risk (such as, to a limited extent, aircraft fuel prices) and interest rate risk.
Aircraft Fuel
      Effective January 1, 2001, we entered into our capacity purchase agreement with Continental, which is scheduled to expire on December 31, 2010 (subject to extensions by Continental through 2030 and its right to terminate the agreement without cause on or after January 1, 2007 upon 12 months’ notice or at any time for cause), and a related fuel purchase agreement with Continental, which terminates when the capacity purchase agreement terminates. Under these agreements, Continental provides all of our aircraft fuel needs for the aircraft covered by the capacity purchase agreement, and we incur an expense equal to the lower of the actual cost of the fuel or an agreed-upon cap. Our average actual fuel costs, including tax, and the respective agreed-upon fuel cost and fuel tax caps are shown below:

		Combined
	Average Actual Fuel Price	Agreed-upon Cap
Year	(Cents/Gallon)	(Cents/Gallon)

2004	71.20	71.20
2003	71.04	71.20
2002	65.84	66.30
      If the fuel agreement with Continental were not in place, our fuel cost, including related taxes, would have been $1.23, $0.93 and $0.77 per gallon for the years ending December 31, 2004, 2003 and 2002, respectively. As our current fuel price is at our caps under the capacity purchase agreement, we are not subject to any fuel price risk.
      Under the capacity purchase agreement, we recover our fuel expense from Continental with a 10% margin.
Interest Rates
      As of December 31, 2004, we had firm commitments to acquire 29 Embraer regional jets, which we expect to sublease from Continental. Changes in interest rates may impact the actual cost to us for the related leasing transactions in the future. However, under our capacity purchase agreement, our block hour rates will be adjusted higher or lower to reflect any changes in our aircraft rental rates. We also have potential interest rate exposure with respect to our loan agreement with EDC, which bears interest at the six-month LIBOR plus 1.75% per annum and our note payable to Continental, which bears interest at a floating rate of the three-month LIBOR plus 1.25% per annum, which was capped at 3.5%, 5.4% and 6.7% in 2002, 2003 and 2004, respectively. There is no longer any cap on the interest rate. The interest rates applicable to these variable rate notes may rise, increasing our interest expense. The impact of market risk is estimated using a hypothetical increase in interest rates by 100 basis points for our variable rate long-term debts. Based on this hypothetical assumption, we would have incurred an additional $2.0 million and $2.7 million in interest expense for the years ended December 31, 2004 and 2003, respectively. However, we believe that interest rate increase on our variable rate long-term debt would be offset by increases in interest income. We do not hold long-term interest-sensitive assets and therefore the value of our assets is not subject to interest rate fluctuations. We do not purchase or hold any derivative financial instruments to protect against the effects of changes in interest rates.
      As of December 31, 2004, we estimated the fair value of our $137.2 million (carrying value) fixed-rate debt to be $131.3 million based upon quoted market prices. Assuming a market risk of a hypothetical 100 basis point decrease in interest rates, the fair value of our fixed-rate debt would have increased to approximately $134.0 million as of December 31, 2004.

REPORT OF MANAGEMENT
The Board of Directors and Stockholders of
ExpressJet Holdings, Inc.
      Management is responsible for the preparation and fair presentation of the financial statements included in this report. The financial statements have been prepared in conformity with U.S. generally accepted accounting principles and reflect management’s judgments and estimates concerning effects of events and transactions that are accounted for and disclosed.
      Management is also responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d — 15(f) under the Securities Exchange Act of 1934. The internal control over financial reporting of ExpressJet Holdings, Inc. (the “Company”) is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company;

(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
      Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation and may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2004 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.
      Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included elsewhere herein.

/s/ JAMES B. REAM James B. Ream President, Chief Executive Officer and Director	/s/ FREDERICK S. CROMER Frederick S. Cromer Vice President and Chief Financial Officer

/s/ PHUNG NGO-BURNS Phung Ngo-Burns Staff Vice President and Controller

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
ExpressJet Holdings, Inc.
      We have audited the accompanying consolidated balance sheets of ExpressJet Holdings, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 1 and Note 6 to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standard No. 142 in 2002 and Statement of Financial Accounting Standard No. 150 in 2003.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2005 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP
Houston, Texas
March 11, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL
CONTROL OVER FINANCIAL REPORTING
The Board of Directors and Stockholders of
ExpressJet Holdings, Inc.
      We have audited management’s assessment, included in the accompanying Report of Management, that ExpressJet Holdings, Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). ExpressJet Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that ExpressJet Holdings, Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, ExpressJet Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of ExpressJet Holdings, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 of ExpressJet Holdings, Inc. and our report dated March 11, 2005 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP
Houston, Texas
March 11, 2005

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

	(In thousands, except per share data)
Operating Revenue	$1,507,524	$1,311,443	$1,089,099

Operating Expenses:
Wages, salaries and related costs	319,159	283,290	237,307
Aircraft rentals	281,455	249,094	199,160
Aircraft fuel and related taxes	187,088	153,271	108,559
Maintenance, materials and repairs	154,027	130,079	97,220
Other rentals and landing fees	87,602	95,032	89,114
Ground handling	105,742	89,566	74,083
Outside services	29,299	28,885	23,022
Depreciation and amortization	23,537	20,421	29,787
Aircraft related and other insurance	9,373	6,781	17,980
Security fee reimbursement	—	(3,034)	—
Other operating expenses	104,815	76,081	65,087

	1,302,097	1,129,466	941,319

Operating Income	205,427	181,977	147,780

Nonoperating Income (Expense):
Interest expense	(11,841)	(9,962)	(14,042)
Interest income	3,673	2,118	3,553
Capitalized interest	581	1,032	961
Other, net	164	38	354

	(7,423)	(6,774)	(9,174)

Income before Income Taxes and Dividends	198,004	175,203	138,606
Income Tax Expense	75,233	66,670	53,822

Income before Dividends	122,771	108,533	84,784

Dividends on Mandatorily Redeemable Preferred Stock of Subsidiary	—	(352)	(504)

Net Income	$122,771	$108,181	$84,280

Basic Earnings per Common Share	$2.26	$1.80	$1.38

Diluted Earnings per Common Share	$2.04	$1.74	$1.38

Shares Used in Computing Earnings per Common Share
Basic:	54,220	60,026	61,068
Diluted:	61,779	63,062	61,069
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$190,189	$176,242
Restricted cash	6,312	3,200
Short-term investments	18,650	13,650
Accounts receivable, net	5,360	4,510
Spare parts and supplies, net	27,061	25,538
Prepayments and other	5,622	10,400

Total Current Assets	253,194	233,540

Property and Equipment:
Owned property and equipment:
Flight equipment	214,659	193,523
Other	116,523	101,828

	331,182	295,351
Less: Accumulated depreciation	(77,557)	(59,001)

	253,625	236,350

Capital Leases:
Flight equipment	8,515	10,643
Other	4,315	4,375

	12,830	15,018
Less: Accumulated amortization	(4,630)	(4,216)

	8,200	10,802

Total Property and Equipment	261,825	247,152

Reorganization Value In Excess of Amounts Allocable to Identifiable Assets, net	12,789	12,789
Airport Operating Rights, net	4,192	4,443
Note Receivable	5,000	5,000
Debt Issuance Cost, net	3,894	4,159
Other Assets, net	1,892	3,088

Total Assets	$542,786	$510,171

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

	(In thousands, except
	share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$865	$865
Current maturities of note payable to Continental Airlines, Inc.	81,415	67,112
Current maturities of capital lease obligations	843	1,795
Accounts payable	635	4,678
Accrued payroll and related costs	27,725	40,128
Amounts due to Continental Airlines, Inc., net	11,239	5,588
Deferred income taxes	13,473	30,433
Accrued other liabilities	70,185	68,213

Total Current Liabilities	206,380	218,812

Long-term Debt	20,299	21,164
Note Payable to Continental Airlines, Inc.	17,389	126,060
4.25% Senior Convertible Notes due 2023	137,200	137,200
Capital Lease Obligations	1,805	2,599
Deferred Income Taxes	33,148	1,777
Other Long-term Liabilities	12,521	12,846

Stockholders’ Equity (Deficit):
Preferred stock — $.01 par, 10,000,000 shares authorized, one issued and outstanding	—	—
Common stock — $.01 par, 200,000,000 shares authorized, 54,375,345 and 54,164,875 shares issued, respectively	544	542
Common stock held in treasury stock, at cost — 1,750 shares in 2004	(22)	—
Additional paid-in capital	162,418	159,841
Accumulated deficit	(47,900)	(170,670)
Unearned compensation on restricted stock	(996)	—

Total Stockholders’ Equity (Deficit)	114,044	(10,287)

Total Liabilities and Stockholders’ Equity (Deficit)	$542,786	$510,171

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Cash Flows from Operating Activities:
Income before dividends	$122,771	$108,533	$84,784
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	14,411	43,344	48,385
Depreciation and amortization	23,537	20,421	29,787
Other, net	8,067	12,068	8,353
Changes in operating assets and liabilities:
Increase in restricted cash	(3,112)	(3,200)	—
(Increase) decrease in accounts receivable, net	(1,001)	(2,984)	3,106
(Increase) decrease in amounts due Continental Airlines, Inc., net	2,322	23,007	(3,185)
Increase in spare parts and supplies, net	(4,672)	(4,092)	(1,911)
(Increase) decrease in prepayments and other assets	6,482	(7,799)	(5,843)
Decrease in accounts payable	(4,044)	(3,475)	(6,991)
Increase (decrease) in other liabilities	(11,156)	44,886	5,663

Net cash provided by operating activities	153,605	230,709	162,148

Cash Flows from Investing Activities:
Capital expenditures	(37,536)	(49,122)	(55,080)
Purchase of flight equipment from Continental Airlines, Inc.	(1,368)	—	—
Proceeds from the sale of flight equipment to Continental Airlines, Inc.	—	1,653	24,144
Proceeds from disposition of equipment	383	131	1,788
Purchase of short-term investments	(5,000)	(13,650)	—

Net cash used in investing activities	(43,521)	(60,988)	(29,148)

Cash Flows from Financing Activities:
Proceeds from debt financing	—	17,297	—
Gross proceeds from issuance of convertible debt	—	137,200	—
Repurchase of common stock	—	(133,770)	—
Payments on note payable to Continental Airlines, Inc.	(94,368)	(132,340)	(226,800)
Payments on long-term debt and capital lease obligations	(2,611)	(2,442)	(2,026)
Proceeds from issuance of common stock, net of IPO underwriting discounts and other expenses	842	(2)	145,383
Dividends paid on mandatorily redeemable preferred stock	—	(352)	(504)

Net cash used in financing activities	(96,137)	(114,409)	(83,947)

Net Increase in Cash and Cash Equivalents	13,947	55,312	49,053
Cash and Cash Equivalents — Beginning of Period	176,242	120,930	71,877

Cash and Cash Equivalents — End of Period	$190,189	$176,242	$120,930

Supplemental Cash Flow Information:
Interest paid	$11,747	$7,541	$14,042
Income taxes paid, net (including amounts from our tax agreement with Continental Airlines, Inc.)	$65,353	$15,170	$4,875
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      We are a regional U.S. air carrier engaged in the business of transporting passengers, cargo and mail. Our principal asset is all of the issued and outstanding shares of capital stock of XJT Holdings, Inc., the sole owner of the issued and outstanding shares of common stock of ExpressJet Airlines, Inc., which operates as Continental Express (together, “ExpressJet,” “we,” “us” and “our”). All of our flying is Continental pursuant to a capacity purchase agreement, and substantially all of our revenue is received under that agreement. We provide substantially all of Continental’s regional jet service out of New York/ Newark, Houston and Cleveland as well as additional non-hub service. We are economically dependent upon Continental for our operations and cash flows. In addition, the capacity purchase agreement (see “— Note 2”) covers all of our existing fleet and all of our aircraft currently subject to firm orders. We completed the IPO of our common stock (together with and the related preferred stock purchase rights, the “Common Stock”) on April 23, 2002.
Note 1 — Summary of Significant Accounting Policies

(a)	Principles of Consolidation —
      The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of ExpressJet Holdings, Inc. and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

(b)	Basis of Presentation —
      Effective January 1, 2001, we entered into a capacity purchase agreement with Continental. The financial statements have been prepared reflecting the terms of the capacity purchase agreement. Under the capacity purchase agreement, we fly all of our aircraft on behalf of Continental, which handles scheduling, ticket prices and seat inventories for these flights. In exchange for our operating flights, Continental pays us for each scheduled block hour based on a formula designed to provide us with a target operating margin of 10% before taking into account incentive payments and certain costs, including labor, maintenance (except for regional jet engine maintenance) and general administrative costs as further described in “— Note 2.”
      Under the agreement, Continental retains all passenger, cargo and other revenues associated with each flight, and is responsible for all revenue-related expenses. We continue to utilize certain systems, facilities and services of Continental in a manner similar to periods prior to 2001, at rates established in the capacity purchase and other agreements. See “— Note 2” and “— Note 15” for detailed discussions.

(c)	Use of Estimates —
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents —
      Cash and cash equivalents consist of cash and short-term, highly liquid investments, which are readily convertible into cash and have maturities of three months or less when purchased. Restricted cash is our collateral for estimated future workers’ compensation claims.

(e)	Short-term Investments —
      Short-term investments have maturities of less than one year and are stated at cost, which approximates market value.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	Spare Parts and Supplies —
      Inventories, expendable parts and supplies relating to flight equipment are carried at average acquisition cost and are expensed when used. An allowance for obsolescence is provided over the remaining estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. These allowances are based on our estimates, which are subject to change.

(g)	Property and Equipment —
      Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method. Property and equipment acquired under capital leases are recorded at the lower of the present value of the future minimum lease payments or the fair value of the asset at the inception of the lease. The estimated useful lives and residual values for our property and equipment are as follows:

		Estimated
	Estimated Useful Life	Residual Value

Flight equipment	Shorter of estimated useful life or lease term	0% to 15%
Ground property and equipment	2 to 25 years	0%
Capital lease — flight and ground	Shorter of estimated useful life or lease term	0%
      As shown in the following table, our aircraft fleet consisted of 245 regional jets at December 31, 2004. We currently lease or sublease all of our existing regional jet aircraft from Continental. See “— Note 5.” Our aircraft purchase orders and options as of December 31, 2004 are also shown below. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Commitments — Purchase Commitments.”

					Seats in
	Total		Firm		Standard
Type	Aircraft	Leased	Orders	Options	Configuration

ERJ-145XR	75	75	29	100	50
ERJ-145	140	140	—	—	50
ERJ-135	30	30	—	—	37

Total	245	245	29	100

(h)	Intangible Assets —
      Reorganization Value in Excess of Amounts Allocable to Identifiable Assets represents an amount that arose from our emergence from bankruptcy reorganization in 1993. Effective January 1, 2002, we adopted and began to account for this asset in accordance with SFAS 142, which requires testing of goodwill and intangible assets with indefinite lives for impairment rather than amortizing them.
      We evaluate the carrying value of this asset each reporting period to determine whether events and circumstances continue to support an indefinite useful life. On an annual basis, or more frequently if events or changes in circumstances indicate that the asset may be impaired, we perform an impairment review. Our review includes the acquisition, market-multiple and income approaches to valuation. If this review indicates that our Reorganization Value in Excess of Amounts Allocable to Identifiable Assets will not be recoverable, the carrying value is reduced to the fair value. We performed this review during 2004, 2003 and 2002 and determined that we did not have any impairment of our Reorganization Value in Excess of Amounts Allocable to Identifiable Assets.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Airport operating rights, the rights to use certain take-off and landing slots and gates, are amortized on a straight-line basis over the life of the related airport facility lease, which approximates 20 years.

(i)	Deferred Credits —
      Our spare parts and flight training credits are primarily derived from our purchase agreement with Embraer. All spare parts credits are used to offset the purchase price of initial spare parts provisioning for our newly delivered aircraft. Similarly, the flight training credits are used to pay for the initial simulator rent costs for our pilots. These credits are recorded in long-term liabilities, with an offsetting entry to prepayments and other current assets. The liability is amortized as a reduction to our aircraft rent expense over the life of the associated aircraft lease. Amortization totaled $0.9 million and $0.7 million for 2004 and 2003, respectively. The prepayment is reduced as the credits are used.

(j)	Operating Revenue —
      For the years ending December 31, 2004, 2003 and 2002, we recognized our operating revenue under the capacity purchase agreement based on negotiated rates for each scheduled block hour. The rates were designed to provide us with a target operating margin of 10% before taking into account variations in some costs and expenses that are generally controllable by us. We also record other revenues earned under the capacity purchase agreement, such as percentage of completed flights, certain on-time departures and baggage handling. See “— Note 2” for details of the block hour rates and the performance incentive payments. Our operating revenue is reconciled and settled with Continental on a monthly basis, except for the quarterly reconciliation of our costs within the margin band defined in the capacity purchase agreement.
      Amounts billed by us to Continental under the capacity purchase agreement are subject to our interpretation of the capacity purchase agreement. Beginning with 2005, we are required to negotiate the block hour rates with Continental annually. If the rates were not finalized, we would be required to estimate these rates and record revenue based on such estimates until final rates are agreed to with Continental. In addition, even if Continental concurs with the block hour rates, it may dispute amounts billed and pay less than the amount invoiced if it interprets the capacity purchase agreement differently than we do. The rates we use to calculate our operating revenue are based on our interpretation of the capacity purchase agreement. If our interpretation materially differs from Continental’s, our revenue could be materially understated or overstated. No such disputes existed as of December 31, 2004.

(k)	Income Taxes —
      Deferred income taxes, which are provided under the liability method, are determined based on differences between the financial reporting and income tax basis of assets and liabilities and are measured using enacted tax rates and laws. A valuation allowance is provided on deferred tax assets if, based on available evidence, it is more likely than not that future tax benefits will not be realized.

(l)	Maintenance and Repair Costs —
      Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred, except for those maintenance costs covered by power-by-the-hour agreements, which are expensed based on specific operating statistics incurred. In 2004 and 2003, on average, power-by-the-hour arrangements represented approximately 70% and 60%, respectively, of our maintenance, materials and repairs costs.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(m)	Earnings per Share —
      We account for earnings per share in accordance with Statement of Financial Accounting Standard No. 128 — “Earnings per Share.” Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per common share (“Diluted EPS”) reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the company. The following table sets forth the reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS for the years ended December 31, 2004, 2003 and 2002 (in thousands, except per share amounts):

	Year Ended December 31,

	2004	2003	2002

Numerator:
Net income	$122,771	$108,181	$84,280
Income impact of assumed conversion of convertible debt	3,506	1,409	—

	$126,277	$109,590	$84,280

Denominator:
Weighted average common shares outstanding	54,220	60,026	61,068
Effect of stock options	9	11	1
Effect of restricted stock	12	—	—
Assumed conversion of convertible debt	7,538	3,025	—

	61,779	63,062	61,069

Basic earnings per share	$2.26	$1.80	$1.38

Diluted earnings per share	$2.04	$1.74	$1.38

      We excluded 123,750 shares of restricted stock from the weighted average shares used in computing Basic EPS for the year ended December 31, 2004, as these shares were not vested as of December 31, 2004.
      We adopted the Emerging Issues Task Force Issue No. 04-08 — “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-08”) on December 15, 2004. See detailed description of EITF 04-08 and its impact on our financial statements below in “— (s) Recently Issued Accounting Standards.” As a result, we included the potential common stock equivalents related to our senior convertible notes in our computation of Diluted EPS and restated all prior periods in which the convertible notes were outstanding, as shown in the table above.
      The weighted average common shares outstanding for the Diluted EPS calculation also includes the incremental effect of shares that would be issued upon the assumed exercise of stock options and vesting of restricted stock. We excluded the following common stock equivalents from our Diluted EPS calculations, because their inclusion would have been anti-dilutive:

•	options to purchase 1.1 million, 1.0 million and 1.0 million shares of our common stock for the years ended December 31, 2004, 2003 and 2002, respectively. These options’ exercise prices were greater than the average market price of the common shares for the respective periods; and

•	0.1 million shares of restricted stock for the year ended December 31, 2004.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(n) Stock Plans and Awards —
      We account for our stock-based compensation arrangements using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 — “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. We have two stock-based compensation plans: the ExpressJet Holdings, Inc. 2002 Stock Incentive Plan (the “Incentive Plan”) and the ExpressJet Holdings, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”).
      The Incentive Plan permits us to grant stock options and restricted stock to our outside directors and our employees. Under APB 25, if the exercise price of our stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recognized. Since our stock options have all been granted with exercise prices at fair market value, no compensation expense has been recognized under APB 25. We recognize compensation expense related to our restricted stock in accordance with the provisions of APB 25. The total compensation expense to be incurred for each restricted stock grant equals the product of the number of shares issued and the closing price of our common stock on the grant date and is recognized over the vesting period of each grant in accordance with the method specified in Financial Accounting Standards Board Interpretation No 28 — “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (“FIN 28”). Under APB 25, we do not recognize compensation expense related to the ESPP.
      In 2004, our board of directors approved the issuance of 135,750 shares of restricted stock, net of forfeitures to various employees and non-employee directors pursuant to the Incentive Plan. Restricted shares granted to our employees vest ratably over a four-year period. Restricted shares granted to our non-employee directors vest over six months.
      The following table illustrates the effect on net income and EPS assuming the compensation costs for our stock option, restricted stock and employee stock purchase plans were determined using the fair value method, prorated over the vesting periods in accordance with FIN 28, at the grant dates as required under Statement of Financial Accounting Standard No. 123 — “Accounting for Stock Based Compensation” (“SFAS 123”) for the years ended December 31, 2004, 2003 and 2002 (in thousands, except for per share data):

	2004	2003	2002

Net Income
As reported	$122,771	$108,181	$84,280
Add: Total stock-based compensation expense included in reported net income, net of taxes	445	—	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of taxes	(2,555)	(2,496)	(2,499)

Pro forma	$120,661	$105,685	$81,781

Basic Earnings per Share:
As reported	$2.26	$1.80	$1.38

Pro forma	$2.23	$1.76	$1.34

Diluted Earnings per Share:
As reported	$2.04	$1.74	$1.38

Pro forma	$2.01	$1.70	$1.34

      See “— Note 12” for the assumptions we used to compute the pro forma amounts above.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The pro forma effect on earnings per share is not representative of the pro forma effects in future years.
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 123 (Revised 2004) — “Share-Based Payments” (“SFAS 123R”) which will impact our method of accounting for our stock compensation. See a detailed description of SFAS 123R and its impact on our financial statements below in “— (s) Recently Issued Accounting Standards.”

(o)	Measurement of Impairment —
      In accordance with Statement of Financial Accounting Standards No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets,” we record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The net carrying value of assets not recoverable is reduced to fair value.

(p)	Comprehensive Income —
      We do not have any adjustments to net income to arrive at comprehensive income.

(q)	Financial Instruments and Risk Management —
      Financial Instruments — Our financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, our long-term secured debt to EDC, one share of our Series A Preferred Stock, note payable to Continental and the 4.25% senior convertible notes due 2023. The carrying amount of cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The carrying value of our Series A Preferred Stock approximates fair value at December 31, 2004 and 2003. As of December 31, 2004 and 2003, the fair value of our long-term secured debt to EDC was approximately $15.8 million and $16.2 million, respectively. The fair value of our note payable to Continental as of December 31, 2004 and 2003 was approximately $97.5 million and $185.5 million, respectively. The fair values of these instruments were estimated based on the discounted future cash flows using our current incremental rate of borrowing for a similar liability or market prices. The fair value of our 4.25% senior convertible notes due 2023 was approximately $131.3 million and $132.9 million based on the quoted market price as of December 31, 2004 and 2003, respectively.
      Credit Risk Due to Certain Concentrations — We provide Continental substantially all of its regional jet capacity at its hub airports as well as additional non-hub service. We are economically dependent upon Continental as substantially all of our revenue is received from Continental. See Item 1. “Business — Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2004. If Continental defaults on the payment obligations it has to us under our capacity purchase or other agreements, then in addition to any other remedies we may have, we can offset the amount of the defaulted payments against the amounts we owe to Continental under the note payable to Continental. In addition, we can reduce any payments we owe to Continental in an amount corresponding to any defaulted payments by it.
     (r)     Wages, Salaries and Related Expenses —
      As our collective bargaining agreements become amendable, we accrue for anticipated retroactive pay that we estimate will be due under the new contract.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(s)	Recently Issued Accounting Standards —
      On September 30, 2004, the Emerging Issues Task Force reached a consensus on Issue EITF 04-08, which changes the treatment of contingently convertible debt instruments in the calculation of Diluted EPS. Contingently convertible debt instruments are financial instruments that include a contingent feature, such as when the debt is convertible into common shares of the issuer only after the issuer’s common stock price has exceeded a predetermined threshold for a specified time period. Prior to the new consensus, most issuers, including us, excluded the potential dilutive effect of the conversion feature from Diluted EPS until the contingency threshold is met. EITF 04-08 provides that these debt instruments should be included in the earnings per share computation (if dilutive) regardless of whether the contingent feature has been met. This change does not impact net income; only the related per share amounts are impacted. The FASB ratified this consensus in October 2004, and the new rules are effective for reporting periods ending after December 15, 2004.
      We adopted EITF 04-08 as of December 31, 2004 and restated the computations of Diluted EPS for prior periods by including the assumed conversion of our senior convertible notes in our Diluted EPS calculation. These changes reduced our Diluted EPS by, on average, approximately five cents per share each quarter beginning in the third quarter of 2003.
      In December 2004, the FASB issued SFAS 123R, which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends Statement of Financial Accounting Standards No. 95 — “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
      SFAS 123R must be adopted no later than July 1, 2005 for public companies. Early adoption will be permitted in periods in which financial statements have not yet been issued. SFAS 123R permits public companies to adopt its requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
We plan to adopt SFAS 123R using the modified prospective method on July 1, 2005.
      As permitted by SFAS 123, we currently account for share-based payments to employees using APB 25’s intrinsic value method and, as such, recognize no compensation cost for employee stock options and purchase plans. Accordingly, the adoption of SFAS 123R’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS 123R in prior periods, the impact of the standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in “— (n) Stock Plans and Awards” above. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. We cannot estimate the impact of this change in the future (because they depend on, among

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
other things, when employees exercise stock options). We have not recognized any excess tax deductions in our operating cash flows in 2004, 2003 and 2002 as no options were exercised in these periods.

(t)	Reclassifications —
      Certain reclassifications have been made in prior years’ financial statements to conform to the current year presentation. In 2003, we classified our auction rate securities as cash equivalents. In 2004, these securities were reclassified to short-term investments. The 2003 balance sheet and cash flow statement were reclassified to conform to the current year presentation.

Note 2 —	Capacity Purchase Agreement with Continental
      General. Effective January 1, 2001, we entered into a capacity purchase agreement with Continental. The agreement is scheduled to expire on December 31, 2010. Under this agreement, we operate flights on behalf of Continental, which controls and is responsible for scheduling, pricing and managing seat inventories. Continental is entitled to all revenue associated with the operation of the aircraft and is responsible for all revenue-related expenses, including commissions, reservations, advertising, catering and passenger ticket processing expenses consisting primarily of fare and tariff filings and revenue accounting. Under the agreement, we are entitled to receive a payment for each scheduled block hour based on an agreed formula.
      Compensation and Operational Responsibilities. Under the capacity purchase agreement, we are entitled to payment for each block hour that Continental schedules us to fly. Payment is based on a formula that is designed to provide us with a target operating margin of 10% before taking into account variations in some costs and expenses that are generally controllable by us. The cost components used in this formula remained in place until December 31, 2004, after which new rates are established annually using the same methodology used to establish the original rates (see “— 2005 Rate Negotiation” below). Under the formula, a substantial portion of our costs is reconciled for differences between our actual costs and the expected costs included in our block hour rates. Our payments from Continental are adjusted to reflect these actual costs plus a 10% margin. Prior to 2005, we had exposure for most labor costs and some maintenance and general administrative expenses, if the actual costs were higher than those reflected in our block hour rates.
      2001-2004. A reconciliation payment was made by Continental to us, or by us to Continental, if the operating margin calculated, as described below (the “prevailing margin”), was not between 8.5% and 11.5% in any fiscal quarter. When the prevailing margin exceeded 11.5%, we paid Continental an amount sufficient to reduce the margin to 11.5%. If the prevailing margin was less than 8.5%, Continental would have paid us an amount sufficient to raise the margin to 8.5%. During the three years ended December 31, 2004, the quarterly prevailing margins were never below 8.5%. Certain items were excluded from the calculation of the prevailing margin, including:

•	actual labor costs that differed from those reflected in our block hour rates;

•	performance incentive payments, including payments from controllable cancellation performance (cancellations other than weather or air traffic control cancellations);

•	litigation costs outside the normal course of business; and

•	other costs that were not included in our block hour rates (or covered by any adjustments to them) and are not reasonable and customary in the industry.
If these excluded costs were higher than those anticipated in our block hour rates, our operating margin could have been lower than 8.5% when taking these costs into account, even after any reconciliation payment was made. Conversely, if these costs were lower than those anticipated in our block hour rates,

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
our operating margin could have been higher than 11.5% when taking these costs into account, even after any reconciliation payment was made.
      During 2004 and 2003, our quarterly reconciliation payments to Continental totaled $61.0 million and $30.1 million, respectively. The table below describes how variations between our actual costs and our estimated costs, as determined in the block hour rates, were treated under the capacity purchase agreement through 2004.

Fully reconciled costs: reconciliation payment, including 10% margin, to the full extent our actual costs differed from estimated costs

• Fuel and into-plane expenses(1)
• Aircraft rent
• Terminal facility rent
• On-time bonuses and 401(k) company match under current plans
• Taxes (other than income taxes)
• Passenger liability insurance
• Hull insurance
• War risk insurance
• Landing fees
• Ground handling services	• Administrative services provided by Continental
• Third-party security and screening expenses
• Substantially all regional jet engine expenses under current long-term third-party contracts
• Depreciation and amortization(2)
• Pilot training volumes
• Glycol, de-icing, snow removal
• Mexican and Canadian navigational fees
• Pilot soft time(3)

Costs within the margin band: if actual expenses in this category were sufficiently different from estimates used in the block hour rates so that our prevailing margin (calculated to exclude the impact of unreconciled costs, to the extent they differed from our estimated costs, and other items(4)) was less than 8.5% or greater than 11.5%, then a reconciliation payment was to be made by Continental or us to the other so that this prevailing margin would be 8.5% or 11.5%, as applicable

• Maintenance, materials and repairs not included above • Passenger services	• Other rental expenses • Other operating expenses

Unreconciled costs: no reconciliation payment for actual results that differed from estimated costs

• Wages and salaries	• Corporate headquarter rent costs
• Benefits not included above

(1)	Fuel and fuel tax expenses were reconciled to the lower of the actual costs or the agreed-upon caps of 66.0 cents per gallon and 5.2 cents per gallon, respectively, based on our fuel purchase agreement with Continental. If the fuel agreement with Continental were not in place, our fuel cost, including related taxes, would have been $1.23, $0.93 and $0.77 per gallon for the years ending December 31, 2004, 2003 and 2002, respectively.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Depreciation was reconciled for assets and capital projects accounted for in the capacity purchase agreement or those approved by Continental outside of the capacity purchase agreement.

(3)	Pilot soft time reconciliation ended March 31, 2003.

(4)	In addition to our unreconciled costs, the prevailing margins used to calculate our quarterly reconciliation payments did not take into account any performance incentive payments, including payments from controllable cancellation performance (cancellations other than weather or air traffic control cancellations), litigation costs outside the normal course of business and other costs that were not included in our block hour rates (or covered by adjustments to them) and were not reasonable and customary in the industry.
      In 2004, the fully reconciled costs, costs within the margin band and unreconciled costs under our capacity purchase agreement represented approximately 63.9%, 12.0% and 24.1% of total operating costs, respectively.
      In addition, to the extent that our rate of controllable cancellations (such as those due to maintenance or crew shortages) was lower than our historical benchmarks, we were entitled to incentive payments; conversely, we would have had to pay Continental if our controllable cancellations were above historical benchmarks. Because these incentive benchmarks were based on historical five-year rolling averages of monthly controllable cancellations, lower controllable cancellations that result in higher incentive payments in the near term reduced our opportunity to earn incentive payments in the future. Also, because we used monthly rolling averages, our opportunity to earn these payments in any particular fiscal quarter was affected by monthly variations in historical controllable cancellation rates. We were also entitled to receive a small per-passenger fee and incentive payments for certain on-time departure and baggage handling performance.
      2005 Rate Negotiation. As part of our 2005 rate negotiation, we agreed to cap our prevailing margin at 10.0%. We also now include labor costs within the margin band, although we will not be reimbursed if higher labor costs cause our prevailing margin to fall below our 8.5% margin floor. In addition, we are still entitled to receive incentive payments from Continental if our rate of controllable cancellations is lower than our historical benchmark; however, we will not be required to pay Continental a penalty for controllable completion factors below our historical benchmark unless the controllable completion factor falls below 99.5%. See a detailed description in Item 1. “Business — Capacity Purchase and Other Agreements with Continental Airlines” of our annual report on Form 10-K for the year ended December 31, 2004.
      We will negotiate with Continental to adjust the scheduled block hour rates annually as required under the capacity purchase agreement. If we cannot come to an agreement on the annual rates, we have agreed to submit our disagreement to arbitration.
      Capacity and Fleet Matters. The capacity purchase agreement covers all of our existing fleet of 245 aircraft, as well as the 29 ERJ-145XR subject to firm orders at December 31, 2004. We currently lease or sublease all of our aircraft from Continental. Under the capacity purchase agreement, Continental is required to lease from Embraer or its designee all of our current firm order aircraft and sublease these aircraft to us. Neither we nor Continental have any obligation to take any such firm order Embraer aircraft that are not financed by a third party under the lease terms and agreed upon economics. However, Continental is not required to provide any financing for Embraer option aircraft or any other aircraft that we may acquire outside of our capacity purchase agreement.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The capacity purchase agreement also provides that Continental has the right to reduce the number of our regional jets covered by the agreement at any time, provided that we have received at least 12 months’ notice. Under the agreement, Continental is entitled to withdraw capacity with respect to:

•	any regional jets subject to firm orders that Embraer has not delivered to us before the effective date of the reduction in capacity; and

•	up to 25%, over any rolling three-year period, of our regional jets that have been delivered.
      If Continental removes regional jet aircraft from the terms of the agreement, we will have the option to:

•	fly the released aircraft for another airline or under our own code, subject to our ability to obtain facilities, such as gates and slots, and subject to our exclusive arrangement with Continental at its hub airports; or

•	decline to fly these aircraft and cancel the related leases or subleases with Continental.
      If we elect to fly the aircraft released from the capacity purchase agreement for another party or under our own code, the interest rate implicit in calculating the scheduled lease payments will increase by 200 basis points to compensate Continental for its continued participation in our lease financing arrangements. See Item 1. “Business — Capacity Purchase and Other Agreements with Continental Airlines — Aircraft Financing” of our annual report on Form 10-K for the year ended December 31, 2004. If we elect not to fly these aircraft, the lease or sublease between us and Continental for these aircraft will be canceled and Continental will take possession of the aircraft. In that event, Continental will be responsible for all direct reasonable costs we incur in removing those aircraft from our fleet.
      In addition, upon a reduction in capacity, we will be entitled to meet and confer with Continental regarding the impact of the reduction on our cash flow and to negotiate, in good faith, a credit facility with Continental for up to $75 million in the aggregate for a term of up to two years and at an interest rate equal to the LIBOR plus 200 basis points to help cover any potential cash needs as a result of the reduction in capacity. However, Continental has no obligation to provide this facility.
      Continental has the right to require us to exercise any of our aircraft options to purchase up to 100 ERJ-145XR aircraft and to include these aircraft under our capacity purchase agreement. If Continental elects to do this, it may either lease or sublease the aircraft to us or substitute these aircraft for aircraft in our possession that have been removed from the terms of the capacity purchase agreement and that we sublease from Continental, in which case Continental would not be required to participate in the financing arrangement of the option aircraft. If Continental does not require us to exercise these options, we will retain the right to exercise them and fly these aircraft for other airlines or under our own code, subject to some restrictions; however, we will have to finance our acquisition of these aircraft independently of Continental. Based on Continental’s current public statements, we believe that they will not exercise these option aircraft. If that is the case, we have the opportunity to take delivery of all or a portion of the aircraft. We have not made a decision as to whether we would exercise these options.
      So long as scheduled flights under the capacity purchase agreement with Continental represent at least 50% of all of our scheduled flights or at least 200 of our aircraft are covered by the capacity purchase agreement, we are required to allocate our crews, maintenance personnel, facilities and other resources on a priority basis to scheduled flights under the capacity purchase agreement above all of our other flights and aircraft.
      During 2002, we retired all of the 33 turboprop aircraft in our fleet at December 31, 2001. In accordance with the capacity purchase agreement, Continental covered all direct costs associated with terminating our 29 turboprop aircraft leases and purchased from us at net book value our four turboprop

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
aircraft that we owned as well as the related spare parts inventory. Continental paid us approximately $21.3 million as a result of this retirement.
      Term of Agreement. The capacity purchase agreement is scheduled to expire on December 31, 2010. Continental has the option to extend the term of the agreement with 24 months’ notice for up to four additional five-year terms through December 31, 2030.
      Continental may terminate the agreement at any time after January 1, 2007 upon 12 months’ notice or at any time without notice for cause, which is defined as:

•	bankruptcy of our company;

•	suspension or revocation of our authority to operate as a scheduled airline;

•	cessation of our operations as a scheduled airline, other than as a result of a union-authorized labor strike or any temporary cessation not to exceed 14 days;

•	a union-authorized labor strike that continues for 90 days; or

•	an intentional or willful material breach by our company that substantially deprives Continental of the benefits of the agreement, which is not cured within 90 days of notice of the breach.
      Continental may also terminate the agreement at any time upon our material breach that does not constitute cause and continues for 90 days after we receive notice of the breach. If we materially breach the agreement (including for cause) and, for breaches other than cause, fail to cure the breach within 60 days after we receive notice of the breach, we will have to pay Continental an amount equal to the expected margin contained in the block hour rates for scheduled flights from the 60th day (or immediately, without receipt of any notice, if the breach is for cause) until the breach is cured. In addition, Continental may terminate the agreement immediately without notice or giving us an opportunity to cure if it makes a reasonable and good faith determination, using recognized standards of safety, that there is a material safety concern with our operation of any flight under the capacity purchase agreement.
      If Continental materially breaches the agreement and fails to cure the breach within 60 days after we notify it of the breach, we will be entitled to obtain our payments directly from Airline Clearing House, Inc. from the 60th day for the duration of the default. In addition, Continental and we are each entitled to seek damages in arbitration and to all available equitable remedies.
      Continental’s Outlook. We are directly affected by the financial and operational stability of Continental because we depend on Continental’s ability to make payments to us under our capacity purchase and other agreements. Continental has reported significant losses since September 11, 2001, excluding special items. For the year ended December 31, 2004, Continental reported net loss of $363 million. For the year ended December 31, 2003, Continental reported a net income of $38 million, but only after asset-related gains of $183 million from disposition of all or part of its interest in us, Orbitz and Hotwire and $111 million in security fee reimbursements from the U.S. government, along with $15 million in other gains and $62 million in special charges (all net of tax).
      On February 28, 2005, Continental announced that it had reached tentative agreements with its pilots, flight attendants, mechanics and dispatchers which, if ratified, will provide it with approximately $500 million of annual cost savings on a run-rate basis when these agreements are implemented and when coupled with prior concessions by its non-union employees (in addition to its previously announced cost-saving initiatives of approximately $1.1 billion). This excludes the (i) non-cash cost of options to purchase approximately 10 million shares of Continental’s common stock that it expects to issue to its employees in connection with the pay and benefit reductions and (ii) accruals for certain non-cash costs or charges relating to items contained in the tentative agreements. Continental also announced its ability to achieve certain of the cost reductions will depend on the timely and effective implementation of new work rules, actual productivity improvement and implementation of technology and other items. The timing and full

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
impact of these items are difficult to estimate, therefore actual cost savings may be materially different from its current estimate. Continental has also indicated that it expects to incur a substantial loss in 2005 even if these agreements are ratified.
      Absent additional adverse factors due to external influences such as additional terrorist attacks, hostilities involving the United States or high fuel prices, Continental indicated that it believes its current liquidity to be sufficient to fund its current operations and other financial obligations through 2005 (if the tentative agreements are ratified and implemented). However, a combination of some or all of several events, most of which are outside of Continental’s direct control, may result in its inability to maintain adequate liquidity through December 31, 2005. These events include the failure of its unions to ratify and implement the tentative agreements, further significant declines in yields, and fuel prices higher than current levels for an extended period of time.
      In addition, Continental may find it necessary to downsize its operations and further reduce expenses and could reduce the level of its commitment or its utilization of our aircraft under the capacity purchase agreement, which could materially reduce our revenue and earnings. Furthermore, Continental leases from third parties a substantial portion of the aircraft and airport facilities that it subleases to us. If Continental declared bankruptcy or otherwise defaulted under these leases, we would have no right to these aircraft or facilities; our access to our aircraft and airport facilities would depend on negotiations between the lessors and us. For a detailed discussion of Continental’s results of operations, please see its annual report on Form 10-K filed with the SEC.

Note 3 —	Security Fee Reimbursement
      On April 16, 2003, President Bush signed into law the Emergency Wartime Supplemental Appropriation Act 2003 (“Wartime Act”), which was included as part of a larger bill to fund the war in Iraq. Highlights of the Wartime Act affecting us are as follows:

•	$2.3 billion for reimbursement of airline security fees that were paid or collected by airlines as of date of enactment, which means reimbursement for fees paid from February 1, 2002 through April 16, 2003, as well as prospective relief from June 1 to September 30, 2003; and

•	$100 million was authorized to reimburse carriers for installing fortified flight deck doors.
      In May 2003, we received $3.0 million pursuant to the reimbursement of security fees under the Wartime Act. However, since the reimbursement for expenses received under this relief package represent fully reconciled costs under the capacity purchase agreement, we distributed 100% of the funds received to Continental. For a detailed discussion of fully reconciled costs, please see “— Note 2.” The net impact of this reimbursement was immaterial to our results of operations. In September 2003, we also received $0.6 million for reimbursement of costs related to installation of the fortified flight deck doors pursuant to the Wartime Act. The amount received was used to reduce the capitalized cost of our property and equipment.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Details of Certain Accounts
      Accrued other liabilities consist of the following:

	As of December 31,

	2004	2003

	(In thousands)
Airport services	$11,833	$14,083
Employee benefits	18,593	12,992
Maintenance, materials and repairs	13,584	13,837
Taxes(1)	13,857	16,123
Flight operation related expenses	6,079	4,843
Interest	2,519	2,628
Other	3,720	3,707

	$70,185	$68,213

(1)	Includes income taxes payable as well as other taxes payable.
      Other long-term liabilities consist of the following:

	As of December 31,

	2004	2003

	(In thousands)
Spare parts credit	$5,345	$5,957
Flight training credits	5,996	5,639
Other	1,180	1,250

	$12,521	$12,846

Note 5 —	Leases
      We lease or sublease all 245 of our aircraft under long-term operating leases from Continental. Our sublease agreements with Continental have substantially the same terms as the lease agreements between Continental and the third-party lessors, and expire between 2013 and 2021. We lease or sublease, under various operating leases, ground equipment and substantially all of our ground facilities, including facilities at public airports from Continental or the municipalities or agencies owning and controlling such airports. Our leases do not include residual value guarantees.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004, the scheduled future minimum lease payments under capital leases due to third-party lessors and the scheduled future minimum lease payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in millions):

		Operating Leases
	Capital
	Leases	Aircraft	Non-Aircraft

Year ending December 31, 2005	$1.0	$294.3	$10.5
2006	0.9	294.3	8.2
2007	0.8	294.3	7.7
2008	0.2	294.3	6.9
2009	—	294.3	6.5
Later years	—	2,675.5	51.1

Total minimum lease payments	2.9	$4,147.0	$90.9

Less: amount representing interest	0.3

Present value of capital leases	2.6
Less: current maturities of capital leases	0.8

Long-term capital leases	$1.8

      Our total rental expense for all non-aircraft operating leases was approximately $33.4 million, $51.5 million and $56.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      Total rental expense was approximately $314.8 million, $300.6 million and $255.8 million for the years ended December 31, 2004, 2003 and 2002, respectively, which included $291.6 million, $279.5 million and $231.0 million of payments under leases with Continental under the capacity purchase agreement. In addition, of the total rental expense, $262.7 million, $249.4 million and $200.8 million are related to subleases with Continental for 2004, 2003 and 2002, respectively. As a result of the 2003 amendment to our Master Facility and Ground Handling Agreement with Continental, we no longer pay Continental rent related to our hub stations. See Item 1. “Business — Capacity Purchase and other Agreements with Continental Airlines” of our annual report on Form 10-K for the year ended December 31, 2004 for more detailed description of this amendment.
      If we default on our payment obligations under our aircraft and facility leases or subleases with Continental, Continental is entitled to reduce future payments to us under the capacity purchase agreement by the amount of the defaulted payment.

Note 6 —	Long-term Debt
      As of December 31, 2004, long-term debt, including current maturities, totaled $21.2 million, which consisted of $16.2 million of secured debt owed to EDC and $5.0 million of Series A Preferred Stock as described below.
      EDC loaned us $10.7 million in May 2003 and $6.6 million in September 2003. The loan is secured by certain of our flight simulators, flight data software and other equipment related to the simulators. We used all of the proceeds from the loans to reduce the principal under our note payable to Continental. The amount due to EDC accrues interest at the six-month LIBOR plus 1.75% per annum. The term of each advance to us is 96 months. The loan agreement has customary representations, warranties and covenants. Additionally, Continental is the guarantor of this loan, and a default under the guarantee would cause an acceleration of the loan.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Prior to the completion of our IPO, ExpressJet Airlines, Inc. issued the Series A Preferred Stock to our subsidiary XJT Holdings, Inc. in exchange for a portion of its assets and liabilities. The Series A Preferred Stock is entitled to receive, on a cumulative basis, dividends at a rate of 14% per annum on a liquidation preference of $5.0 million, callable beginning in April 2005 and mandatorily redeemable in April 2012. Upon issuance, XJT Holdings, Inc. sold the Preferred Stock to an independent third party in exchange for a $5.0 million promissory note, with no rights of offset, due in April 2012. The note bears interest equal to the three-month LIBOR plus 0.6% per annum, payable quarterly which commenced on August 1, 2002. On July 1, 2003, we adopted Statement of Financial Accounting Standard No. 150 — “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Upon adoption, we reclassified our Series A Preferred Stock to long-term debt. We also began to recognize dividends declared related to our Series A Preferred Stock as interest expense.
      Maturities of these long-term debts are summarized below in “— Note 8.”

Note 7 —	Note Payable to Continental
      Under the promissory note dated March 31, 2001, net amounts due Continental were converted into a long-term note payable of $552.3 million, which bore interest at a fixed rate of 4.9% through June 30, 2001. Effective July 1, 2001, the rate for subsequent quarters was set at the three-month LIBOR plus 1.25% per annum. The note payable to Continental is our unsecured general obligation and is subordinated in right of payment to all of our future senior indebtedness and is junior to any of our secured obligations and the secured obligations of our wholly owned subsidiaries to the extent of the collateral pledged.
      In 2004 and 2003, we made discretionary prepayments of $27.0 million and $83.3 million in addition to our scheduled quarterly principal and interest payments, net of prepayments made in prior periods, to the extent required. The quarterly payment on our note payable to Continental for principal and interest is $27.9 million, to be paid through the earlier of March 31, 2007 or until the principal balance and any accrued interest are paid in full. Total payments made during 2004 and 2003 (including the discretionary prepayments) were $98.8 million and $139.0 million, respectively, of which $94.4 million and $132.3 million, respectively, were related to principal. Based on the three-month LIBOR on December 31, 2004 plus 1.25% per annum and our current principal balance of $98.8 million, maturities of our note payable to Continental as of December 31, 2004 are detailed on the table included in “— Note 8” below.

Note 8 —	4.25% Senior Convertible Notes due 2023
      During the third quarter of 2003, we completed the private placement of $137.2 million senior convertible notes due 2023, which were resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. Cash interest is payable on the notes at a rate of 4.25% per year on the principal amount at maturity, payable semiannually in arrears on February 1 and August 1 of each year, beginning February 1, 2004. The aggregate amount of the principal will be due on August 1, 2023. The notes and the notes guarantee are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. The notes and the notes guarantee are junior to any of our secured obligations and the secured obligations of our wholly owned subsidiaries to the extent of the collateral pledged.
      The notes are convertible into shares of our common stock at a conversion rate of 54.9451 shares per $1,000 in principal amount at maturity of the notes. This conversion rate is subject to adjustment in certain circumstances. Holders of the notes may convert all or a portion of their notes into shares of our common stock under the following circumstances: (i) at any time during or after any fiscal quarter commencing after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the fiscal quarter prior to such quarter is greater than 120% of the conversion price per share of common stock on such last day;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(ii) subject to certain exceptions, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each of the five trading days was less than 98% of the product of the closing sales price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (iii) if the notes have been called for redemption; or (iv) upon the occurrence of specified corporate transactions. We have reserved sufficient shares of our common stock to be issued upon conversion of these notes.
      We can redeem the notes, in whole or in part, beginning on August 4, 2008, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid cash interest, if any. The holders of the notes may require us to repurchase the notes on August 1, 2008, August 1, 2013 and August 1, 2018 (“Redemption Dates”) at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any. We can choose to pay the repurchase price for any such notes in cash, in shares of common stock or any combination thereof should we be required to redeem the notes at any of the Redemption Dates. We have a shelf registration statement on file with the Securities and Exchange Commission covering the resale of the notes and the underlying common stock for the security holders named therein.
      Proceeds from the offering, net of initial purchasers’ fees, were used to repurchase 9,835,125 shares of our common stock from Continental at $13.60125 per share pursuant to a stock repurchase agreement with Continental. As a result of this repurchase, Continental’s beneficial ownership of our common stock dropped below 50%. See “— Note 11” for a detailed discussion of the change in Continental’s beneficial ownership of our common stock during the third quarter of 2003.
      Repayment of the convertible notes is jointly and severally guaranteed on an unconditional basis by ExpressJet Airlines, Inc., our wholly owned subsidiary. Except as otherwise specified in the indenture pursuant to which the notes were issued, there are no restrictions on the ability of this subsidiary to transfer funds to us in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to us in certain circumstances.
      Separate financial statements of ExpressJet Airlines, Inc. are not included herein because the aggregate assets, liabilities, earnings, and equity of that subsidiary are substantially equivalent to our assets, liabilities, earnings and equity on a consolidated basis. ExpressJet Airlines, Inc. is jointly and severally liable for the repayment of the notes; and we do not believe that separate financial statements and other disclosures concerning ExpressJet Airlines, Inc. would be deemed material by investors.
      The amount of all scheduled debt maturities, as described in Notes 6, 7 and 8 above, due over the next five years and thereafter is as follows (in millions):

Year Ending December 31,

2005	$82.3
2006	$18.3
2007	$1.7
2008	$140.7
2009	$3.5
Thereafter	$10.7
      The table above assumes the senior convertible notes will be due on August 1, 2008, the earliest date the holders of the notes may require us to repurchase the notes.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Other than the debt obligations described above, we do not have any other source of long-term borrowings or available lines of credit. There is no covenant under any of our current long-term debt agreements that restrict our ability to undertake additional debt or equity financing.

Note 9 —	Income Taxes
      Income tax expense (benefit) for the years ended December 2004, 2003 and 2002 consisted of the following (in millions):

	2004	2003	2002

Federal:
Current	$60.6	$23.5	$7.1
Deferred	10.4	39.0	41.0
State:
Current	0.2	(0.1)	(1.7)
Deferred	4.0	4.3	7.4

Total Income Tax Expense	$75.2	$66.7	$53.8

      The reconciliations of income tax computed at the United States federal statutory tax rates to income tax expense for the years ended December 31, 2004, 2003 and 2002 are as follows:

	Amount			Percentage

	2004	2003	2002	2004	2003	2002

	(In millions)
Income tax expense at United States statutory rates	$69.3	$61.3	$48.5	35.0%	35.0%	35.0%
State income tax expense (net of federal benefit)	4.2	4.2	3.8	2.1	2.4	2.7
Meals and entertainment disallowance	1.4	1.2	1.3	0.7	0.7	0.9
Other	0.3	—	0.2	0.2	—	0.2

Income tax expense, net	$75.2	$66.7	$53.8	38.0%	38.1%	38.8%

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
tax purposes. Significant components of our deferred tax liabilities and assets as of December 31, 2004 and 2003 are as follows (in millions):

	2004	2003

Deferred Tax Liabilities:
Fixed assets	$44.7	$19.6
Other	2.5	2.4

Gross deferred tax liabilities	47.2	22.0

Deferred Tax Assets:
Federal loss carryforwards	$6.1	$21.2
State loss carryforwards, net	5.6	7.5
Intangible assets	343.8	370.9
Other	7.1	10.9

Gross deferred tax assets	362.6	410.5

Valuation allowance/ Net tax agreement obligation to Continental	362.0	420.7

Net deferred tax assets/ (liabilities)	$(46.6)	$(32.2)

      At December 31, 2004, we had federal net operating loss carryforwards of approximately $17.4 million, which expire in 2019.
      In conjunction with our IPO completed in April 2002, the tax basis of our tangible and intangible assets was adjusted to fair value. This adjustment to tax basis should result in additional tax deductions being available to us through 2017. In accordance with our tax agreement with Continental, to the extent we generate taxable income sufficient to realize the additional tax deductions, we are required to pay Continental a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. We are required to pay Continental 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third. However, if the tax benefits are not realized by the end of 2018, we will be obligated to pay Continental 100% of any benefit realized after that date. Since these payments are solely dependent on our ability to generate sufficient taxable income to realize these deferred tax assets, they are recorded as an obligation to Continental within the deferred tax asset accounts, and the portion we may retain in the future is offset by a valuation allowance. At the IPO, the valuation allowance and the obligation to Continental offset the step-up in basis of assets in our long-term deferred tax asset account. We made approximately $57.0 million and $16.6 million of net payments to Continental under the tax agreement during 2004 and 2003, respectively.
      The tax agreement requires Continental to reimburse us for any net increase in our cash tax payments resulting from any decreased availability of net operating loss carryovers related to the basis increase at the time our payment occurs. The resulting receivable and/or payable is recorded within the deferred tax asset account since its performance is dependent on our ability to generate taxable income.
      No valuation allowance was established on our net operating loss carryforwards, or on our receivable from Continental for reimbursing carryforward losses utilized resulting from the basis increase, because we believe our stand-alone taxable income will be sufficient to utilize substantially all of these assets within the next several years.
      We believe that our IPO created a change in ownership limitation on the utilization of our federal tax attribute carryforwards, primarily net operating losses. Section 382 of the Internal Revenue Code limits our utilization of these attributes to offset up to approximately $43.3 million of post-change taxable income per

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
year. This limitation did not have any impact on our financial condition during the years ending 2004 and 2003.
      Our tax agreement increases our dependence on Continental’s financial condition. If it is determined that any of the tax benefits related to the basis increase should not have been available at the time of utilization and, as a result, we are required to pay additional taxes, interest and penalties, then we could be adversely affected if Continental were to become insolvent, bankrupt or otherwise unable to pay us under its indemnification for these accounts.

Note 10 —	Preferred, Common and Treasury Stock
      Preferred Stock. We have 10 million shares of authorized preferred stock, par value $.01 per share. One share of preferred stock was issued and outstanding at December 31, 2004.
      Continental owns the sole share of the Special Voting Preferred Stock, which may only be owned by Continental (or its successor) or its controlled affiliates. So long as this stock remains beneficially owned by one of these parties, and they continue to hold 10% or more of our common stock, its holder will be entitled to elect one director to our board of directors. Once the percentage drops below 10%, we will redeem the Special Voting Preferred Stock and this right will terminate; however, Continental will still have the right to designate a director to our board pursuant to the capacity purchase agreement. Continental currently owns a minority interest in our common stock and has indicated that it intends to dispose of some or all of its remaining interest in our common stock, subject to market conditions. We do not believe that Continental’s sale of its ownership interest will have an adverse impact on our results of operation or financial position.
      In addition to Continental’s designee, our board is divided into three classes, which are elected by stockholders for a three-year term. Two of the classes are comprised of three directors and the third is comprised of two.
      Common Stock. We currently have one class of common stock, par value $.01 per share, with 54.4 million shares issued. Each share of common stock is entitled to one vote. Common stockholders participate ratably in any dividends or distributions on the common stock. See “— Note 11” concerning the repurchase of our common stock during the third quarter of 2003.
      Treasury Stock. In 2004, our board of directors approved the issuance of 135,750 shares of restricted stock, net of forfeitures, to various employees and non-employee directors pursuant to the Incentive Plan. These forfeitures during 2004 resulted in common stock held in treasury from which subsequent restricted stock awards were issued. There were 1,750 treasury shares at December 31, 2004.

Note 11 —	Stockholders’ Equity
      As discussed in “— Note 8,” the proceeds, net of initial purchasers’ fees, from our senior convertible notes offering were used to repurchase 9,835,125 shares of our common stock owned by Continental. The common stock repurchased was recorded as a reduction to the par value of shares being retired, and retained earnings were reduced by the difference between the cost of the shares and their par value. As a result of this retirement of our common stock, we recorded a $133.8 million reduction to our retained earnings and our common stock outstanding was reduced from 64,000,000 shares to 54,164,875 shares. As such, Continental no longer had a majority interest in us. In addition, Continental contributed shares of our common stock to its defined benefit pension plan on September 9, 2003 and January 6, 2005, further reducing its ownership. Continental has indicated that it intends to sell or otherwise dispose of some or all of its remaining interest in our common stock, subject to market conditions.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As discussed in “— Note 10”, we issued 135,750 shares of restricted stock, net of forfeitures, to various employees and non-employee directors. The accrual for deferred compensation expense related to the shares issued was recorded at the market value on the date of grant and the related compensation expense is being amortized over the vesting period. During 2004, we recorded deferred compensation amortization expense of approximately $0.7 million. Forfeitures of restricted stock during 2004 resulted in common stock held in treasury from which subsequent restricted stock awards were issued. The difference between the fair market value on the forfeited shares’ original date of grant and the fair market value when the shares were reissued from treasury increased our accumulated deficit.

Note 12 —	Stock Based Compensation Plans
      At December 31, 2004, we had a stock incentive plan and an employee stock purchase plan.
      Stock Incentive Plans. Prior to the completion of our IPO, Continental, as our then sole stockholder, and our board of directors approved the Incentive Plan, which was subsequently ratified by our public stockholders in 2003. The Incentive Plan provides that we may grant awards in the form of stock options or restricted stock to our non-employee directors, our employees or employees of our subsidiaries. The aggregate number of shares of our common stock that may be issued under the Incentive Plan may not exceed 3.2 million shares, subject to adjustments as provided in the Incentive Plan. We have reserved 3.2 million shares of our common stock for issuance under this plan. Options granted under the Incentive Plan have been awarded with exercise prices equaling the fair market value of the stock on the date of grant, vest over a four-year period for employees or a six–month period for non-employee directors and generally expire between five to ten years after the date of grant. During 2004, 2003, and 2002, respectively, we issued 155,500, 389,000 and 1,049,000 options to purchase our common stock under the Incentive Plan, with a weighted average grant date fair value of approximately $1.4 million, $3.2 million and $10.0 million.
      In 2004, our board of directors approved the issuance of 135,750 shares of restricted stock, net of forfeitures, to various employees and non-employee directors pursuant to the Incentive Plan, with fair value totaling $1.7 million. The restricted shares granted to our employees to date vest ratably over a four-year period. Restricted shares granted to our non-employee directors vest over six months. Total expense recognized related to restricted stock for the year ended December 31, 2004 was $0.7 million.
      Continental has stock option and incentive plans under which our employees were granted awards of Continental common stock in the form of stock options or restricted stock (the “Continental Plans”). There were no stock awards granted to our employees under the Continental Plans during 2002, 2003 or 2004. Our employees’ eligibility to participate in the Continental Plans ceased in August 2003, when Continental’s beneficial ownership of our common stock dropped below 50%. All options outstanding were either exercised or cancelled in 2003.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table below summarizes stock option transactions pursuant to the Incentive Plan and Continental Plans (share data in thousands):

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

ExpressJet Options
Outstanding at Beginning of Year	1,276	$15.46	989	$15.96	—	$—
Granted	156	$12.94	389	$11.67	1,049	$15.97
Exercised	—	$—	—	$—	—	$—
Cancelled	(30)	$15.27	(102)	$15.47	(60)	$16.00

Outstanding at End of Year	1,402	$15.12	1,276	$15.46	989	$15.96

Options exercisable at end of year	582	$15.38	270	$15.73	20	$14.60

Continental Options
Outstanding at Beginning of Year	—	$—	18	$36.03	34	$37.77
Granted	—	$—	—	$—	—	$—
Exercised	—	$—	(2)	$10.69	(2)	$30.18
Cancelled	—	$—	(16)	$39.20	(14)	$41.11

Outstanding at End of Year	—	$—	—	$—	18	$36.03

Options exercisable at end of year	—	$—	—	$—	12	$33.21

      The following table summarizes the range of exercise prices and the weighted average remaining contractual life of our options outstanding and the range of exercise prices for our options exercisable at December 31, 2004 (share data in thousands):

	Options Outstanding

		Weighted
		Average
		Remaining	Weighted
		Contractual Life	Average
Range of Exercise Prices	Shares	(In years)	Exercise Price

$10.82 — $12.50	305	5.5	$11.49
$12.51 — $14.00	131	6.6	$12.78
$14.01 — $16.00	966	2.5	$15.92

$10.82 — $16.00	1,402	3.1	$15.12

	Options Exercisable

		Weighted
		Average
Range of Exercise Prices	Shares	Exercise Price

$10.82 — $12.50	94	$11.50
$12.51 — $14.00	12	$12.66
$14.01 — $16.00	476	$15.89

$10.82 — $16.00	582	$15.38

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Employee Stock Purchase Plans. On May 7, 2003, our stockholders approved the ESPP, which authorized the sale of up to one million shares of our common stock. We have reserved 1.0 million shares of our common stock for issuance under the ESPP. Under the plan, all of our employees are eligible to purchase shares of our common stock at 85% of the lower of the fair market value on the first or last day of the semi-annual purchase period. Our first purchase period began on July 1, 2003. Employees may sell shares obtained under the ESPP six months after the end of the plan period in which the shares were purchased. During 2004, 72,970 shares of our common stock were issued to our employees at prices ranging from $10.32 to $12.75. In January 2005, we issued 32,083 shares of our common stock to our employees at $10.37 per share.
      Prior to August 2003, all of our employees were eligible to participate in Continental’s stock purchase program under which they could purchase shares of Continental common stock at a price equal to 85% of the lower of the fair market value on the first day of the quarterly purchase period or the last day of the option period. The plan terminated in August 2003 for our employees as Continental no longer owned a majority of our common stock. No shares were issued to our employees under Continental’s stock purchase program in 2003. During 2002, 175,419 shares of Continental common stock were issued to our employees at prices ranging from $4.58 to $23.46 per share.
      Pro Forma SFAS 123 Results. Pro forma information regarding net income and earnings per share, as detailed in “— Note 1 — Summary of Significant Accounting Policies — (n) Stock Plans and Awards,” has been determined as if we had accounted for our stock options and stock purchase rights under the fair value method of SFAS 123. The fair value of ExpressJet options granted during 2004, 2003 and 2002 was estimated at the date of grant using the Black-Scholes options pricing model with the following weighted-average assumptions for 2004, 2003 and 2002, respectively: risk-free interest rate of 3.5%, 3.3% and 4.6%, dividend yield of 0%, expected volatility of ExpressJet stock (calculated as an average of the volatility of our and other comparable regional airlines’ stock as our historical data is only available from April 23, 2003) of 68.7%, 69.3% and 66.9% and expected life of the option of 7.4, 6.6 and 4.4 years. The weighted average grant date fair values of the stock options granted in 2004, 2003 and 2002 were $8.96, $8.03 and $9.57 per option, respectively.
      The fair value of the purchase rights under the ESPP was also estimated using the Black-Scholes model with the following assumptions for 2004 and 2003, respectively: risk-free interest rate of 2.0% and 1.0%, dividend yield of 0%, expected volatility of ExpressJet stock of 57.3% and 53.7% and an expected life of 0.5 years. The weighted average fair values of each purchase right granted in 2004 and 2003 were $3.53 and $4.20, respectively.
      The fair value of the purchase rights under the Continental employee stock purchase plan was estimated using the Black-Scholes model with the following weighted average assumptions for 2002: risk-free interest rate of 1.7%, dividend yield of 0%, expected volatility of Continental common stock of 63% and an expected life of 0.25 years. The weighted average fair value of each purchase right granted in 2002 was $2.86.
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and stock purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options and purchase rights.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 —	Employee Benefit Plans
      Effective December 31, 2002, the ExpressJet Airlines, Inc. 401(k) Savings Plan was adopted. Substantially all our domestic employees are covered by this plan. Under the plan, we offer a service-based match and an additional retirement match up to five percent of pay per person (which vests over five years). Prior to December 31, 2002, we participated in Continental’s defined contribution 401(k) savings plan, which had the same terms and conditions as our current service-based match. For the years ended December 31, 2004, 2003 and 2002, our total expense for the defined contribution plan was $14.5 million, $10.8 million and $9.7 million.
      The ExpressJet Airlines, Inc. Profit Sharing Plan was adopted effective January 1, 2002. Under this plan, the annual award pool consists of 10% of our pre-tax earnings, subject to certain adjustments, and is distributed to all of our employees (excluding employees whose collective bargaining agreements provide otherwise and employees who participate in our management bonus program or any other bonus program designated by the Human Resources Committee of our Board) according to eligible base pay received during the current year. Profit sharing expense for the years ended December 31, 2004, 2003 and 2002 was $10.0 million, $8.3 million and $6.9 million.
      We also provide medical bridge coverage for employees over the age of 60 to 65, with at least 10 years of service. As of December 31, 2004 and 2003, our benefit obligation was $1.8 million and $1.4 million, respectively. Total expense recognized related to this obligation for the years ended December 31, 2004 and 2003 was $0.7 million and $1.3 million.

Note 14 —	Commitments and Contingencies
      Capacity Purchase Agreement. So long as Continental is our largest customer, if we enter into an agreement with another major airline to provide regional airline services on a capacity purchase or other similar economic basis for 10 or more aircraft on terms and conditions that are in the aggregate less favorable to us than the terms and conditions of the capacity purchase agreement, Continental will be entitled to amend our capacity purchase agreement to conform the terms and condition of the capacity purchase agreement to the terms and conditions of the agreement with the other major airline.
      Under the capacity purchase agreement, at any airport where we fly scheduled flights for Continental (subject to some exceptions), Continental can require us at any time, including upon cessation of our scheduled flights to the airport, to use commercially reasonable efforts to assign any lease for the facilities in our name to Continental or its designee (or to sublease the facilities to it or its designee) without compensating us.
      Continental is generally responsible for all capital and start-up costs for airport terminal facilities at its hub airports and at any other facilities where it elects to provide baggage handling services to us. If Continental elects to provide baggage handling services at any facility where we previously provided baggage handling services, Continental will reimburse us for most of the capital and start-up costs we incurred at that facility. We are generally responsible for any capital and start-up costs associated with any airport terminal facilities at other airports where we fly and any non-terminal facilities not regularly used by Continental. If we exit a market at the direction of Continental (and we do not re-enter that market under our own code or that of an airline other than Continental within six months), Continental will reimburse us for certain losses incurred in connection with the closure of the related facility. If the capacity purchase agreement is terminated, we may be required to vacate the terminal facilities (or all facilities if the termination results from our material breach of the agreement) that are subleased to us by Continental, and to use commercially reasonable efforts to assign to Continental or its designee any lease in our name for these facilities.

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Purchase Commitments. As of December 31, 2004, we had firm commitments to acquire 29 regional jets from Embraer through 2006. The estimated aggregate cost of these firm commitments is approximately $0.6 billion. We will not have any obligation to take any of the aircraft under firm commitments if they are not financed by a third party and leased or subleased to either Continental or us. We also have options to purchase an additional 100 Embraer regional jets. During 2004, we extended the exercise period of these options from 2005-2008 to 2006-2009.
      In addition, we are contractually obligated by our Rolls-Royce power-by-the-hour agreement to purchase two additional spare engines for approximately $6.0 million in connection with the firm order jet aircraft. We anticipate the delivery of these spare engines through December 2005. We currently have no financing in place for these spare engines and have no obligation to acquire them if the firm order aircraft are not delivered to us for any reason.
      In 2004, one of our engines under operating lease with Continental was damaged beyond repair while the aircraft was on the ground. We paid Continental $1.9 million to purchase the engine and recorded the purchase in other operating expenses. As a result of this incident, we are obligated to obtain a replacement engine to satisfy the spare engine requirements under our maintenance agreement with Rolls-Royce.
      We also have other contractual obligations of approximately $1.4 billion under our power-by-the-hour contracts with various service providers. The power-by-the-hour contracts dictate the method by which we pay a vendor based on our actual level of operations in exchange for vendor coverage on specific parts and equipment on our aircraft when those parts and equipment are in need of repair or replacement. Each contract varies in term and payment procedure. The estimated amount of our future commitment is based on assumptions related to future level of operations and forecasted payment rates. Our level of operations is determined by Continental, which has exclusive scheduling authority over our fleet under the capacity purchase agreement. The level of operations inherent in the estimate is based on Continental’s most recent operating plan for us, which can be altered at Continental’s sole discretion. Forecasted payment rates are based on actual rates as of December 31, 2004 and increased annually according to the particular inflation index detailed in each individual contract. Contractual rate increases at actual time of occurrence may be different than the forecasted rates.
      Roll-Royce provides engine maintenance services for us on a cost-per-flight-hour basis. In 2004, the existing engine maintenance contract with Rolls-Royce was amended to include line replaceable units and minor foreign object damage for our existing aircraft as well as aircraft on firm order. During 2003, we entered into new power-by-the-hour agreements covering various components and systems (e.g., tires, avionics, engine start control systems and environmental control systems) on our fleet. As a result of these agreements, our overall future costs will not increase; however, our short-term future costs will be higher, as we forego our warranty on these components and systems in return for future cost savings, insurance and more predictable maintenance expense. These agreements are expected to provide a better match of expenses with the usage of the aircraft.
      See a summary of all our contractual obligations in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Commitments — Contractual Obligations and Commercial Commitments.”
      General Guarantees and Indemnifications. Pursuant to the capacity purchase agreement, we indemnify Continental for certain of our actions and it indemnifies us for some of its actions. During 2004, we incurred $4.0 million in other operating expenses relating to a claim by Continental for costs incurred during the post-retirement storage of certain turboprop aircraft engines. We paid Continental $4.0 million as full and final satisfaction of this matter.
      Additionally, we are party to many contracts, in which it is common for us to agree to indemnify third parties for tort liabilities that arise out of or relate to the subject matter of the contract. In some cases,

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but typically excludes liabilities caused by gross negligence or willful misconduct. We cannot estimate the potential amount of future payments under these indemnities until events arise that would trigger a liability under the indemnities. However, we expect to be covered by insurance for a material portion of these liabilities, subject to deductibles, policy terms and condition.
      Employees. Approximately 70% of our employees are covered by collective bargaining agreements, which include pilots, mechanics, dispatchers and flight attendants. Our contracts with our pilots, mechanics and dispatchers will be amendable in December 2008, August 2009 and July 2009, respectively. Our contract with our flight attendants, which represents approximately 17% of our employees, became amendable in December 2004. We are currently engaged in labor negotiations with our flight attendants. At this time we cannot predict the outcome of these negotiations. Our other employees are not covered by collective bargaining agreements.
      Legal Proceedings. We are a defendant in various lawsuits and proceedings arising in the ordinary course of our business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our financial position, results of operations or cash flows, we do not believe that the ultimate disposition of these proceedings will have a material adverse effect on our financial position, results of operations or cash flows.

Note 15 —	Related Party Transactions
      The following is a summary of significant related party transactions that occurred during the three years ended December 31, 2004, other than those discussed elsewhere in the Notes to Consolidated Financial Statements.
      Continental controls the scheduling, ticket prices and seat inventories with respect to our operations. In connection with this activity, Continental performs all sales and ticketing functions for us on Continental ticket stock and receives cash directly from the sale of our tickets.
      Continental purchases or provides payment of certain items on our behalf, including fuel, certain payroll expenditures (including related benefits) and insurance, and charges us amounts as stipulated in the capacity purchase agreement. In general, transfers or sales of assets between us and Continental are recorded at net book value.
      Continental provides various services to us and charges us amounts at rates in accordance with the capacity purchase and other agreements. The services provided to us by Continental are as follows:

•	Certain customer services such as ground handling. Charges related to these services were approximately $106.5 million, $90.1 million and $73.6 million for the years ended December 31, 2004, 2003 and 2002.

•	Centralized services and infrastructure costs, such as technology, transaction processing, treasury and risk management. Charges related to these services were approximately $13.8 million, $14.4 million and $14.3 million for the years ended December 31, 2004, 2003 and 2002.
      During 2004, we amended our administrative support and information services provisioning agreement with Continental, which primarily extended the agreement for the term of the capacity purchase agreement. In addition, we amended the capacity purchase agreement to incorporate the amendment to our power-by-the-hour agreement with Rolls-Royce, signed in September 2004.
      Effective November 1, 2003, we amended our master facility and ground handling agreement with Continental to clarify how Continental allocates rent expenses to us at the airport locations where we operate. Under this amendment, all terminal facility rents at the hub airports are now borne by

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Continental and we pay for incremental rent at other Continental-managed locations unless Continental does not operate any aircraft there. In these situations, we are responsible for the rent expense. At locations we manage, rent is allocated between Continental and us based on the number of respective passengers.
      The net advances from Continental related to intercompany activities described above included accrued interest at 6% per annum through March 31, 2001, when they were converted to a long-term note. For the period from April 2, 2001 through June 30, 2001, the note payable to Continental accrued interest at a rate of approximately 4.9% and effective July 1, 2001 at a rate fixed for each quarter at the three-month LIBOR on the second business day prior to such quarter plus 1.25% per annum. The weighted average interest rate for the year ended December 31, 2004, 2003 and 2002 was 2.6%, 2.5% and 3.1% per annum, respectively. The statements of operations include total interest charges from Continental of $4.3 million, $6.7 million and $13.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      During 2003, we finalized our 2002 income tax returns reflecting the tax impact of our spin-off from Continental. Upon reconciling the tax impact of the spin-off in our deferred tax accounts, a deferred tax asset of approximately $6.7 million remained. At the end of 2003, this asset was included in our deferred tax accounts. In 2004, based on Continental’s agreement with our reconciliation and the conclusion that this asset was related to our spin-off from Continental, the item was reclassified as a receivable from Continental. In December 2004, we reached an agreement with Continental under which it agreed to pay half of this balance. As a result, in the fourth quarter we recorded a $3.4 million charge in other operating expenses. Continental paid us the remaining balance as full and final satisfaction of this matter in January 2005.

Note 16 —	Selected Quarterly Financial Data (Unaudited)
      Unaudited summarized financial data by quarter for 2004 and 2003 is as follows (in millions, except per share data):

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,

2004
Operating revenue	$364.0	$370.8	$385.7	$387.0
Operating income	48.6	50.1	51.6	55.0
Non-operating income expense, net	(2.1)	(2.2)	(1.8)	(1.3)
Net income	28.7	29.7	30.8	33.6
Basic earnings per share(1)	$0.53	$0.55	$0.57	$0.62
Diluted earnings per share(1)(2)(3)	$0.48	$0.49	$0.51	$0.56
2003
Operating revenue	$306.6	$320.3	$343.6	$340.9
Operating income	43.4	45.1	47.0	46.6
Non-operating income expense, net	(1.5)	(1.1)	(1.8)	(2.3)
Net income	25.6	26.9	27.8	27.9
Basic earnings per share(1)	$0.40	$0.42	$0.48	$0.52
Diluted earnings per share(1)(2)(3)	$0.40	$0.42	$0.45	$0.47

EXPRESSJET HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	The sum of the individual quarterly earnings per share does not agree with year-to-date net income per share as each quarterly computation is based on the weighted average number of shares outstanding during that period.

(2)	We adopted EITF 04-08 in 2004. As a result, we restated our Diluted EPS to include the potential common stock equivalents related to our senior convertible notes in our computation of Diluted EPS for all periods in which the convertible notes were outstanding (since August 2003).

(3)	See detailed reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS at “— Note 1 — Summary of Significant Accounting Policies — (m) Earnings per Share.”

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1. Election of Directors:	FOR nominees listed to the left	WITHHOLD AUTHORITY	2. Ratification of Independent Auditors:	FOR	AGAINST	ABSTAIN
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EXPRESSJET HOLDINGS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 11, 2005
This Proxy Is Solicited on Behalf of the Board of Directors

     The undersigned hereby authorizes Thomas E. Schick, James B. Ream and Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on May 11, 2005, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of ExpressJet Holdings, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

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